                          COMMONWEALTH OF MASSACHUSETTS

                   DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY


------------------------------------
                                    )
Eastern Enterprises                 )
and                                 )                 D.T.E. 98-___
Essex County Gas Company            )
                                    )
====================================

             JOINT PETITION OF EASTERN ENTERPRISES, MERGER CO., AND
                 ESSEX COUNTY GAS COMPANY FOR APPROVAL OF MERGER

     Now come Eastern Enterprises ("Eastern"), Essex County Gas Company ("Essex"), and Merger Co. (together, the "Parties"), and respectfully move that the Department of Telecommunications and Energy (the "Department") approve the following:

     (1)  the merger of Merger Co. and Essex, pursuant to G.L. c. 164, ss. 96;

     (2)  Essex's Rate Plan, pursuant to G.L. c. 164, ss. 94; and

     (3) Merger Co.'s issuance and sale by Merger Co. of 100 shares of common stock, $1.00 par value, to Eastern in exchange for consideration of $100, pursuant to G.L. c. 164, ss. 14.

     In addition, Eastern and Essex request that the Department confirm that Essex, as the surviving corporation of the merger between Merger Co. and Essex, will continue to have all the franchise rights and obligations that were previously held by Essex, and that further action, pursuant to G.L. c. 164, ss. 21, is not required to consummate the merger.

In support thereof, the Parties state the following:

1. Merger Co. is a gas company to be formed under G.L. c. 164, ss. 1, with a principal place of business in Boston, Massachusetts. Merger Co. will be a wholly owned subsidiary of Eastern.

2. Eastern is a Massachusetts business trust established and existing under a Declaration of Trust dated July 18, 1929, as amended, with a principal place of business in Weston, Massachusetts.

3. Essex is a Massachusetts gas company, pursuant to G.L. c. 164, ss. 1, with a principal place of business in Amesbury, Massachusetts.

4. Eastern and Essex have entered into an Agreement and Plan of Merger dated December 19, 1997 (the "Merger Agreement"), which is subject to necessary approvals of government regulatory authorities having jurisdiction, providing for the merger of Merger Co. into Essex. As a result of the Merger Agreement, Essex will become a wholly owned subsidiary of Eastern. A copy of the Merger Agreement is attached hereto as Attachment 1.

5. The Merger Agreement sets forth the following sequence of events that will result in Essex becoming a wholly owned subsidiary of Eastern:

     (a) Eastern shall cause Merger Co. to be incorporated and to adopt charter documents and other organizational documents as may be necessary or appropriate to effect the purpose of the Merger.

     (b)  Essex shareholders will vote on the approval of the Merger Agreement.

     (c) The Department and other regulatory agencies will review the Merger Agreement.

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     (d)  Upon receipt of the necessary regulatory approvals, Merger Co. will be merged with and into Essex in accordance with the laws of the Commonwealth of Massachusetts. Essex will be the surviving corporation in the merger and will continue its corporate existence under the laws of the Commonwealth of Massachusetts.

     (e) By virtue of the merger and without any action on the part of any holder of any capital stock of Essex or Merger Co: (i) each share of common stock of Merger Co. will be converted into one share of common stock of Essex, the surviving corporation; (ii) each share of Essex common stock, that is owned by Essex as treasury stock and all shares of Essex common stock that are owned, directly or indirectly, by Essex or Eastern or any of their respective wholly owned subsidiaries will be canceled and shall cease to exist; and (iii) each issued and outstanding share of Essex common stock, other than shares canceled pursuant to subclause (ii) of this paragraph, shall be converted into the right to receive 1.183985 shares of Eastern common stock. The actual number of Eastern shares to be issued will be adjusted to ensure that the value of Eastern common stock to be issued for each Essex share will not be less than $45.00 nor more than $50.00, based upon the average market price during a specified period prior to closing.

     (f) Upon such conversion, each holder of a certificate formerly representing any shares of

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          Essex common stock shall cease to have any rights with respect thereto, except the right to exchange such certificates for shares of Eastern common stock to be issued in consideration of the surrender of such certificate in accordance with the Merger Agreement.

     (g) Upon the completion of the conversion of Essex common stock for Eastern common stock, as described above, Essex will become a wholly owned subsidiary of Eastern.

6. Merger Co.'s issuance and sale of 100 shares of its common stock to Eastern is reasonably necessary for the purpose for which such issue of stock has been authorized - namely, for the purpose of effecting the merger transaction.

7. Consummation of the merger is subject to the satisfaction of certain conditions set forth in sections 8.1, 8.2 and 8.3 of the Merger Agreement.

8. This application was authorized by the Board of Directors of Essex at a meeting duly called for that purpose and held on December 19, 1997.

9. Votes of the shareholders of Essex approving the Merger Agreement and the terms thereof will be provided to the Department immediately upon their receipt. A vote of the shareholders is scheduled for May 19, 1998.

10. The testimony of Messrs. Joseph F. Bodanza, Walter J. Flaherty, James H. Hastings, William R. Luthern, and Paul J. Murphy, explaining in detail the proposed transaction and its expected benefits, is attached hereto as Exhibits JFB-1, WJF-1, JHH-1, WRL-1 and PJM-1, respectively.

11. The Rate Plan for Essex customers is submitted for Department approval, pursuant to G.L. c. 164, ss. 94, as fully described in the testimony of Joseph F. Bodanza (Exhibit JFB-1). The Rate Plan provides for an immediate 5 percent reduction in the total burner-tip price paid by Essex customers. In addition, the

     Rate Plan establishes a ten-year freeze in Essex's base rates, which will provide customers with significant price stability and additional savings through the avoidance of base-rate increases that customers would have otherwise experienced. As discussed in detail by Mr. Bodanza, the 5 percent reduction will be provided to Essex customers principally through gas cost savings, which will result from the attainment of synergies and efficiencies in the gas supply function. The ten-year base rate freeze will provide Essex customers with additional benefits of approximately $33 million.

12. It is necessary, expedient and in the public interest for the Merger Agreement to be approved by the Department in order to provide long-term advantages to Essex, its shareholders, customers and employees, and Eastern, its shareholders, customers of Boston Gas Company ("Boston Gas"), a wholly owned subsidiary of Eastern, and Eastern's employees (including employees of Boston Gas).

WHEREFORE, the Parties respectfully request that the Department:

     a. Determine that the proposed merger and the terms thereof are consistent with the public interest;

     b. Approve the Merger Agreement and the merger of Merger Co. into Essex, pursuant to G.L. c. 164, ss. 96;

     c. Vote pursuant to G.L. c. 164, ss. 14 that the proposed issuance of 100 shares of Merger Co. common stock, $1.00 par value, to Eastern is reasonably necessary for the purposes stated;

     d. Approve and authorize, pursuant to G.L. c. 164, ss. 14, the issuance by Merger Co. of 100 shares of Merger Co. common stock to Eastern in consideration of $100 by Eastern;

     e. Approve the Rate Plan, pursuant to G.L. c. 164, ss. 94, as just and reasonable and consistent with the public interest.

     f. Confirm that Essex, as the surviving corporation of the merger between Merger Co. and Essex, will continue to have all the franchise rights and obligations that were previously held by Essex, and that further action, pursuant to G.L. c. 164, ss. 21, is not required to consummate the merger; and

     g.   Issue such other and further orders as may be necessary.

                                Respectfully submitted,

                                ESSEX COUNTY GAS COMPANY

                                By its attorneys,


                                /s/Robert Keegan, Esq.
                                ----------------------------------
                                Robert J. Keegan, Esq.
                                Robert N. Werlin, Esq.
                                Keegan, Werlin & Pabian, LLP
                                21 Custom House Street
                                Boston, MA  02110
                                (617) 951-1400

                                and

                                EASTERN ENTERPRISES

                                By its attorneys,

                                /s/L. William Law, Jr., Esq.
                                ----------------------------------
                                L. William Law, Jr., Esq.
                                Senior Vice President and General Counsel
                                Eastern Enterprises
                                9 Riverside Road
                                Weston, MA 02193
Dated:  March 25, 1998          (781) 647-2300

                  EASTERN ENTERPRISES/ESSEX COUNTY GAS COMPANY

                         TESTIMONY OF WALTER J. FLAHERTY

                                 D.T.E. 98-____


I.   INTRODUCTION

Q.   PLEASE STATE YOUR NAME AND BUSINESS ADDRESS.

A. My name is Walter J. Flaherty. My business address is 9 Riverside Road, Weston, Massachusetts 02193.

Q.   BY WHOM ARE YOU EMPLOYED, AND IN WHAT CAPACITY?

A. I am Senior Vice President and Chief Financial Officer of Eastern Enterprises ("Eastern"). I am also a Director of Boston Gas Company ("Boston Gas").

Q. HAVE YOU PREVIOUSLY TESTIFIED BEFORE THE DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY?

A. Prior to joining Eastern in 1991, I was Senior Vice President of Administration at Boston Gas. As an officer and employee of Boston Gas, I testified in numerous proceedings before the Massachusetts Department of Public Utilities.

Q.   WHAT IS THE PURPOSE OF YOUR TESTIMONY?

A. The purpose of my testimony is to describe various aspects associated with the proposed acquisition by Eastern of Essex County Gas Company ("Essex"), including: (i) a background description of Eastern; (ii) Eastern's decision to acquire Essex and the cost savings and other benefits that will accrue as a result of the transaction; (iii) a description of the transaction, as set forth in the Merger Agreement dated December 19, 1997; and (iv) a summary of the required regulatory approvals necessary to effect the merger.

                                                 Testimony of Walter J. Flaherty
                                                                   Exhibit WJF-1
                                                                  March 25, 1998
                                                                          Page 2


II.  BACKGROUND OF EASTERN ENTERPRISES

Q.   PLEASE DESCRIBE THE BACKGROUND AND OPERATIONS OF EASTERN ENTERPRISES.

A. Eastern is an unincorporated voluntary association (commonly referred to as a "Massachusetts business trust") established and existing under a Declaration of Trust dated July 18, 1929, as amended. Eastern's principal subsidiaries are Boston Gas and Midland Enterprises, Inc. ("Midland"). Boston Gas is engaged in the transportation and sale of natural gas to approximately 530,000 residential, commercial and industrial customers in Boston, Massachusetts and 73 other communities in eastern and central Massachusetts. Boston Gas has been in business for 175 years and is the second oldest gas company in the United States. Since 1929, all of the common stock of Boston Gas has been owned by Eastern.

     Midland transports coal and other dry bulk commodities on the Ohio and Mississippi Rivers and their tributaries, the Gulf Intracoastal Waterway and the Gulf of Mexico using a fleet of about 2,300 barges and 87 towboats. During 1997, Eastern formed two new subsidiaries to take advantage of opportunities being created by the restructuring of the energy industry. ServicEdge Partners, Inc., ("ServicEdge") is a fuel-neutral, full-service provider of heating, ventilation and air conditioning products and services and AMR Data Corporation ("AMR Data") provides meter services to electric, gas and water utilities throughout the Northeast. Eastern will also be forming Merger Co., under G.L. c. 164, as a Massachusetts corporation and a wholly owned subsidiary of Eastern for the specific purpose of effecting the transactions contemplated by the merger.

                                                 Testimony of Walter J. Flaherty
                                                                   Exhibit WJF-1
                                                                  March 25, 1998
                                                                          Page 3


III. THE DECISION TO ACQUIRE ESSEX COUNTY GAS COMPANY

Q. IN GENERAL, WHAT ARE THE BENEFITS THAT MERGERS AND ACQUISITIONS CAN PROVIDE TO UTILITY CUSTOMERS?

A. Utility mergers and acquisitions throughout the United States have produced substantial benefits to customers in the form of operational synergies and cost savings that have either reduced customer rates and/or slowed the rate of growth in rates. These cost savings are generally not achievable in the absence of a merger or other business combination because such savings are typically attained as a result of integrating various corporate, administrative and field functions, re-optimizing energy resources and taking advantage of economies of scale, improved financial strength, operational diversity, and other related opportunities that help to reduce the cost of providing utility service.

Q.   WHAT IS THE DURATION OF THESE BENEFITS TO CUSTOMERS?

A. The customer benefits that are created, i.e., lower costs, improved efficiency, and better service, are direct and permanent. Although transaction and other "up-front" costs are incurred to achieve these customer benefits, the magnitude and permanence of these benefits generally produces a value for customers that far outweighs the associated one-time costs. As described below, and in the testimony of Mr. Bodanza, Essex customers will receive substantial and lasting benefits as a result of Eastern's acquisition of Essex.

                                                 Testimony of Walter J. Flaherty
                                                                   Exhibit WJF-1
                                                                  March 25, 1998
                                                                          Page 4


Q.   WHAT FACTORS PLAYED A ROLE IN EASTERN'S DECISION TO ENGAGE IN THIS
     TRANSACTION?

A. As competition intensifies and gas utilities fully unbundle at the local level, especially in a performance-based regulatory environment, the keys to success are increasing gas throughput, improving productivity, controlling costs and providing quality customer service. The value of Eastern's investment in its gas operations, and in turn our shareholders' investment in Eastern, is maintained and potentially enhanced as long as we are able to achieve those objectives. Fortunately, New England is experiencing above-average growth rates for natural gas. At the same time, however, size and scale are critical to achieving the necessary productivity and cost efficiencies to support our growth initiatives, as is investment in new technology and infrastructure. Utilities, in general, are characterized by a high level of fixed costs. Spreading those fixed costs over a larger base of customers and/or unit throughput will reduce prices and enhance competitiveness.

     The gas utility industry in Massachusetts, including Boston Gas, has made substantial strides in cost reduction and productivity improvements as a result of their own reengineering and continuous improvement efforts. However, the attainment of significant incremental customer savings now has to come from consolidation and rationalization of the industry. Such efforts are essential in order to remain competitive.

                                                 Testimony of Walter J. Flaherty
                                                                   Exhibit WJF-1
                                                                  March 25, 1998
                                                                          Page 5


     In sum, Eastern believes that utility consolidation provides an opportunity to reduce costs, lower prices, enhance service for customers and preserve competitiveness. It is a critical and beneficial strategy because it represents a win-win situation for customers and shareholders. Eastern's acquisition of Essex is a prime example of this strategy.

Q. WHAT SPECIFIC BENEFITS DOES EASTERN ENVISION WILL RESULT FROM THE PROPOSED ACQUISITION OF ESSEX?

A. Although Essex has a strong reputation, both within the industry and its service territory, as a well-managed, financially sound utility providing quality service to its customers, its small size presents opportunities for economies of scale operating under Eastern's corporate umbrella and as a sister company to the contiguous Boston Gas. Essex's gas supply resources can be redesigned and re-optimized and its gas supply planning and dispatching functions will be augmented by the resources of Boston Gas. As a result, customers of both companies will benefit substantially from increased supply options and enhanced purchasing power. The ability to dispatch across the combined distribution systems will increase dispatch flexibility, enable existing gas supply resources to be optimized, encourage and facilitate more efficient purchasing decisions, and secure the ability to exercise broader system control. The expanded supply portfolio will also increase the overall reliability in both service territories. The gas supply portfolio synergies are described in detail in the testimony of Mr. Luthern. In addition, the merger presents an opportunity to realize cost savings as

                                                 Testimony of Walter J. Flaherty
                                                                   Exhibit WJF-1
                                                                  March 25, 1998
                                                                          Page 6


     a result of reduced O&M expenses, i.e., corporate, administrative and operational expenses. These opportunities are discussed in greater detail in the testimony of Mr. Bodanza. In short, the acquisition of Essex will allow Eastern to capture valuable synergies that exist between the two contiguous distribution systems and to transform such efficiency gains into cost savings and a more flexible and reliable distribution system for all customers.

Q.   HOW WILL ESSEX'S RATES BE AFFECTED?

A. As described in greater detail in Mr. Bodanza's testimony, Eastern proposes that Essex's customers would receive an immediate 5 percent reduction in their total burner-tip prices upon consummation of the merger. In addition, Essex's base rates would be frozen for a period of ten years, which will provide customers with significant price stability and additional savings through the avoidance of rate increases that customers would have otherwise experienced.

Q. WHAT IS THE NATURE OF THE INVESTMENT REQUIRED TO ATTAIN THE BENEFITS ASSOCIATED WITH THIS ACQUISITION?

A. As described in the testimony of Messrs. Murphy and Bodanza, the investment required to obtain the benefits associated with Eastern's acquisition of Essex is represented by three categories of costs: (1) the transaction costs incurred in developing, executing and obtaining the necessary approvals for the merger; (2) costs incurred to achieve the synergies that should ultimately reduce the cost of Essex's operations; and (3) the cost to Eastern's shareholders for the

                                                 Testimony of Walter J. Flaherty
                                                                   Exhibit WJF-1
                                                                  March 25, 1998
                                                                          Page 7


     acquisition, i.e., the premium over book value received by Essex shareholders, which will be reflected in the level of earnings dilution experienced by Eastern's current shareholders as a result of the exchange of Eastern's common stock for the common stock of Essex. In this case, the total of all these acquisition costs is estimated to be approximately $61 million.

Q. HOW DO THE DEPARTMENT'S REGULATORY POLICIES REGARDING THE RECOVERY OF ACQUISITION COSTS AFFECT THE ATTAINMENT OF CUSTOMER BENEFITS ASSOCIATED WITH LDC MERGERS AND ACQUISITIONS?

A. It is generally recognized that mergers and acquisitions have the potential to provide significant and lasting benefits to customers. Our proposal will achieve this result for Essex's customers. At the same time, substantial costs, including the real cost of an acquisition premium, must be incurred by the acquiring entity and its shareholders to effect such a transaction. Thus, the Department's policy regarding the recovery of such costs will heavily influence the achievement of mergers or acquisitions (and their corresponding benefits) in this industry. Unregulated industries derive profits from the free flow of the competitive market place, and therefore, take investment risk with the knowledge that recovery of that investment will be a function of their own management and business expertise. The utility industry conducts business on the basis of regulated prices that reflect regulatory ratemaking policies based on a variety of social, political and financial factors. Thus, the ability of regulated utilities to recover shareholder investment is often limited by regulatory policies that serve broader societal interests.

                                                 Testimony of Walter J. Flaherty
                                                                   Exhibit WJF-1
                                                                  March 25, 1998
                                                                          Page 8

     Without regulatory recognition that acquisition costs are incurred to effect a transaction that will ultimately provide significant cost savings and other benefits for customers, shareholders will not put their capital at risk to effect such a transaction. In order to achieve the cost savings generated by the merger, it is necessary for the Department to recognize that there is a direct connection between the benefits realized and the investment necessary to generate those benefits. An appropriate regulatory policy that aligns customer, company and shareholder interests will encourage cost-effective mergers and acquisitions by preserving shareholder investment and by making customers the primary beneficiaries of the available cost savings. Thus, it is extremely important that the Department allow, in some reasonable manner, Eastern shareholders an opportunity to recover the investment that was necessary to obtain real and lasting benefit for Essex customers.

IV.  DESCRIPTION OF THE ACQUISITION PROCESS

Q.   PLEASE SUMMARIZE THE TERMS OF THE MERGER.

A. Pursuant to the terms of the Merger Agreement, Eastern will create and incorporate Merger Co. as a wholly owned subsidiary. Merger Co. will then be merged into Essex, with Essex, as the surviving corporation, continuing as a wholly owned subsidiary of Eastern. Each share of Essex common stock will then be exchanged for 1.183985 shares of Eastern common stock. The Merger Agreement further provides that the actual number of Eastern shares exchanged for each Essex share will be adjusted in order to ensure that the market value of

                                                 Testimony of Walter J. Flaherty
                                                                   Exhibit WJF-1
                                                                  March 25, 1998
                                                                          Page 9

     the Eastern common stock is not less than $45 per share, nor greater than $50 per share, upon conversion.

Q.   PLEASE DISCUSS THE CREATION AND FUNCTION OF MERGER CO.

A. As mentioned above, Eastern will create Merger Co. as a new wholly owned subsidiary to facilitate Eastern's acquisition of Essex. Once the transaction is completed, Essex will be an affiliate of Boston Gas and Midland. Eastern has agreed to create Merger Co. because it was the express desire of Essex's shareholders and Board of Directors that the merger be structured as a tax-free transaction. If Eastern structured the acquisition either as a cash purchase of Essex's stock or as a merger of Essex directly into Boston Gas, the transaction could not have qualified as a tax-free reorganization, pursuant to Section 368(a) of the Internal Revenue Code, triggering tax liabilities at both the corporate and shareholder levels. By utilizing Merger Co. as a merger vehicle, Eastern can ensure that the share exchange between Eastern and Essex will not be taxable. The structure also avoids the payment of certain debt-related pre-payment penalties and costs that would have become payable if Essex were not the surviving entity.

Q.   HOW WILL EASTERN ACCOMPLISH THIS TRANSACTION?

A. As discussed above, the overall structure of the transaction will result in the acquisition of Essex by Eastern. The specific steps that will be taken to accomplish this transaction are set forth in the Merger Agreement with Essex. In

                                                 Testimony of Walter J. Flaherty
                                                                   Exhibit WJF-1
                                                                  March 25, 1998
                                                                         Page 10


     accordance with the Merger Agreement, Eastern will create Merger Co., as a wholly owned subsidiary of Eastern, and Merger Co. will issue 100 shares of common stock to be held by Eastern. Eastern will then merge Merger Co. with and into Essex, with each share of Merger Co. being converted into one share of the surviving company's common stock. The issued and outstanding shares of pre-merger Essex shall be converted into the right to receive shares of Eastern common stock, $1.00 par value, based upon the applicable conversion rate. As a result, Eastern will be the sole owner of the outstanding shares of Essex, as the surviving company, and Eastern will have issued approximately $2.1 million additional shares of its own common stock to the shareholders of Essex to accomplish the merger.

Q.   WHAT WILL BE THE CORPORATE STATUS OF ESSEX AFTER THE MERGER IS CONSUMMATED?

A. As a "Section 1 gas company," Essex, the surviving company of the merger, will continue to be regulated by the Department pursuant to G.L. c. 164. At the same time, Essex will be a wholly owned subsidiary of Eastern, and an affiliate of Boston Gas, Midland, ServicEdge and AMR Data.

V.   REGULATORY APPROVALS REQUIRED

Q.   WHAT REGULATORY APPROVALS ARE REQUIRED FOR COMPLETION OF THE MERGER?

A. There are several regulatory approvals required for consummation of the merger, including those of the Securities and Exchange Commission (the "SEC") and the Department. In addition to regulatory approvals, Essex's shareholder approval of

                                                 Testimony of Walter J. Flaherty
                                                                   Exhibit WJF-1
                                                                  March 25, 1998
                                                                         Page 11


     the merger is required. A meeting of Essex's shareholders is scheduled for May 19, 1998 to vote on the merger.

Q.   WHAT SPECIFIC APPROVALS ARE NEEDED FROM THE SEC?

A. Pursuant to the Public Utility Holding Company Act of 1935, the SEC must approve the acquisition by Eastern of the common stock of Essex, pursuant to the Merger Agreement. In addition, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the merger is subject to expiration of a waiting period (30 days, subject to an extension), during which the Federal Trade Commission and the Department of Justice may review any antitrust issues that are raised by the merger.

Q.   WHAT ARE THE SPECIFIC APPROVALS REQUESTED OF THE DEPARTMENT?

A.   Eastern seeks the following approvals and determinations from the
     Department:

     (1) Approval of the merger between Merger Co. and Essex, as provided for by the terms of the Merger Agreement, consistent with the public interest pursuant to G.L. c. 164, ss. 96;

     (2) Approval of the issuance of 100 shares of common stock, par value of $1.00, by Merger Co. to Eastern pursuant to G.L. c. 164, ss. 14;

     (3) Approval of Essex's proposed rate plan, pursuant to G.L. c. 164, ss. 94; and

     (4) A determination that no transfer of Essex's franchise will occur as a result of the merger and related transactions. Pursuant to G.L. c. 164, ss. 21, approval of the Massachusetts General Court would be required in the

                                                 Testimony of Walter J. Flaherty
                                                                   Exhibit WJF-1
                                                                  March 25, 1998
                                                                         Page 12


          event that the structure of the merger required a transfer of Essex's franchise to Merger Co. (or some other third party).

Q.   DOES THIS CONCLUDE YOUR TESTIMONY?

A.   Yes, it does.

                  EASTERN ENTERPRISES/ESSEX COUNTY GAS COMPANY

                         TESTIMONY OF JAMES H. HASTINGS

                                 D.T.E. 98-____



I.   INTRODUCTION

Q.   PLEASE STATE YOUR NAME AND BUSINESS ADDRESS.

A. My name is James H. Hastings. My business address is 7 North Hunt Road, Amesbury, Massachusetts 01913.

Q.   BY WHOM ARE YOU EMPLOYED, AND IN WHAT CAPACITY?

A. I am Vice President and Treasurer of Essex County Gas Company ("Essex" or the "Company").

Q.   HAVE YOU PREVIOUSLY TESTIFIED IN PROCEEDINGS BEFORE THE DEPARTMENT?

A. Yes, I have testified on behalf of Essex in several Department proceedings relating to rate and financing matters. Specifically, I have testified in all of the Company's rate cases from 1987 through 1996. In addition, I have testified in various financing cases, most recently D.P.U. 97-71, regarding the Company's proposal to issue 50,000 shares of common stock.

Q.   WHAT IS THE PURPOSE OF YOUR TESTIMONY IN THIS PROCEEDING?

     The purpose of my testimony is to: (i) describe the background of Essex and the decision to sell Essex to Eastern Enterprises ("Eastern"); (ii) provide an overview of the process undertaken to effect that sale; (iii) explain the benefits of the sale to Essex's customers; and (iv) endorse the Rate Plan submitted by Eastern and Essex in this case, which is an integral part of the overall merger plan.

                                                  Testimony of James H. Hastings
                                                                   Exhibit JHH-1
                                                                  March 25, 1998
                                                                          Page 2


II.  THE DECISION TO SELL ESSEX TO EASTERN

Q.   PLEASE PROVIDE A BRIEF DESCRIPTION OF ESSEX COUNTY GAS COMPANY.

A. Essex is a local gas distribution company ("LDC"), regulated by the Department of Telecommunications and Energy (the "Department") as a "gas company," pursuant to G.L. c. 164, ss. 1. Essex was organized in 1853 under the laws of the Commonwealth of Massachusetts and currently operates in the cities of Haverhill, Newburyport and Amesbury, as well as 14 other municipalities covering an area of approximately 280 square miles. Essex's service area is primarily composed of residential communities with a number of small commercial and diversified light industrial businesses. Essex sells natural gas to approximately 42,000 customers in its service area.

Q.   PLEASE EXPLAIN WHY ESSEX DECIDED TO PURSUE A MERGER AT THIS TIME?

A. Over the past several years, Essex's Board of Directors (the "Board") and the management of Essex have followed developments in the gas utility industry closely with a particular focus on changes in regulatory policies. As industry restructuring initiatives have been developed and implemented, Essex has carefully considered the impact of such initiatives on Essex's business strategy options going forward. With the unbundling of LDC services, the implementation of customer choice programs, the transfer of the gas supply merchant function to unregulated marketers and the business operating restrictions that result from application of the Department's standards of conduct, it has become increasingly clear to Essex that its relatively small size and limited access to available

                                                  Testimony of James H. Hastings
                                                                   Exhibit JHH-1
                                                                  March 25, 1998
                                                                          Page 3


     resources would restrict its business opportunities to being a local distributor of natural gas. As Essex formulated its business plan, it became evident that the opportunities to improve the efficiency of its operations by leveraging its resources into other business activities were severely constrained. Further analysis of its existing resources indicated that the ability to attain savings through the creation of economies of scale and/or scope would be far greater with more expansive operations than the savings Essex could achieve on its own. As a result of this analysis, the Board, in conjunction with Essex management, concluded that it should further investigate the benefits that could potentially result from a business combination with a larger utility operating company to determine if such a strategy would be in the overall best interest of the Company's customers and shareholders.

III. OVERVIEW OF PROCESS TO EFFECT MERGER

Q.   WHAT PROCESS DID ESSEX USE TO MAXIMIZE THE VALUE ATTAINED FOR THE COMPANY?

A. In order to obtain a fair, market-based price for the sale of the Company, Essex engaged the services of an experienced and independent financial advisor to conduct a competitive bidding process with the objective of maximizing the benefits provided to Essex customers and shareholders as a result of the sale. Specifically, at a Board meeting on July 21, 1997, the Board authorized management to interview and select investment bankers for the purpose of achieving the Board's objectives in this process. On September 15, 1997, Essex

                                                  Testimony of James H. Hastings
                                                                   Exhibit JHH-1
                                                                  March 25, 1998
                                                                          Page 4


     retained Furman Selz, L.L.C. ("Furman Selz"), an investment banking company, to serve as financial advisor to the Company in connection with a possible business combination with a third party. Furman Selz contacted more than 35 companies to solicit their interest in a transaction involving the acquisition of Essex. Of that group, 13 companies agreed to sign a confidentiality agreement and were sent a descriptive memorandum with respect to Essex. Six of those companies submitted non-binding indications of interest at the end of October and the first week of November. Based on such indications, five of the companies, including Eastern, were invited to conduct additional due diligence during the middle two weeks of November and to submit proposals no later than December 5th.

Q.   HOW WAS THE BIDDING PROCESS STRUCTURED?

A. On behalf of Essex, Furman Selz invited the five potential bidders to submit proposals no later than December 5th and requested that the bidders communicate comments on a proposed merger agreement included in the solicitation. In soliciting those bids, Furman Selz indicated the Board's preference for a stock-for-stock transaction in which shareholders could exchange their shares on a tax-free basis, although the Board was willing to entertain cash bids as well. All five of the bidders submitted proposals on December 5th.

                                                  Testimony of James H. Hastings
                                                                   Exhibit JHH-1
                                                                  March 25, 1998
                                                                          Page 5

Q. HOW DID ESSEX DETERMINE THAT EASTERN'S PROPOSAL REPRESENTED THE MAXIMUM VALUE ACHIEVABLE FOR ESSEX CUSTOMERS AND SHAREHOLDERS?

A. After reviewing all of the proposals with Essex management, Furman Selz conducted negotiations with the five final bidders. Those direct negotiations resulted in Eastern making the proposal that is embodied in the Merger Agreement. Of particular significance to Essex was the fact that Eastern's subsidiary, Boston Gas, operates in a service territory that is contiguous to that of Essex, which creates a significant potential for both companies to achieve operational synergies and associated cost reductions. In recognition of this potential, the proposed Rate Plan, as described in the testimony of Mr. Bodanza, provides an immediate 5 percent reduction in the current overall burner-tip price of gas to Essex customers. In addition, under the Rate Plan, Essex customers will receive significant benefits in the form of a freeze in base rates for the next 10 years. This base rate freeze will preclude the filing of three base rate cases. In sum, because Eastern's proposal was structured as a tax-free stock exchange and because it offered Essex's customers and shareholders the best possible overall financial benefits compared to those of all other bidders, the Board and Essex management selected Eastern as the winning bidder.

Q.   WHAT IS THE PROPOSAL THAT IS EMBODIED IN THE MERGER AGREEMENT?

A. As discussed in the testimony of Walter J. Flaherty, the terms of the Merger Agreement provide that one share of Essex common stock will be exchanged for 1.183985 shares of Eastern common stock. The actual number of Eastern shares

                                                  Testimony of James H. Hastings
                                                                   Exhibit JHH-1
                                                                  March 25, 1998
                                                                          Page 6


     to be issued will be adjusted to ensure that the value of Eastern common stock to be issued for each Essex share will not be less that $45.00 nor more than $50.00, based upon the average market price during a specified period prior to closing. Structured in this manner, the transaction is free of tax at the corporate level, as well as the shareholder level.

IV.  BENEFITS OF THE MERGER TO ESSEX CUSTOMERS

Q.   PLEASE DESCRIBE THE BENEFITS OF THE MERGER TO ESSEX'S CUSTOMERS.

A. Over the past several years, Essex has worked diligently to reduce its operations and maintenance expenses and gas costs associated with serving its customer base. The proposed transaction offers the potential for additional savings that would not be achievable in the absence of Eastern's acquisition of Essex. In particular, there is the potential to attain savings as a result of the coordination of similar functions that are typically performed by both companies. In accordance with the Rate Plan, discussed in Mr. Bodanza's testimony, Essex's customers will experience significant savings immediately upon the approval of the acquisition.

     Specifically, the Rate Plan provides for an immediate 5 percent reduction in the burner-tip prices paid by Essex customers. As mentioned above, these savings are made possible as a direct result of the acquisition because of the ability to capture potential gas cost savings through the coordination of the gas planning, acquisition and dispatch activities of Essex and Boston Gas, as well as other cost savings attainable through integration and coordination of certain administrative and operating functions of the two companies.

                                                  Testimony of James H. Hastings
                                                                   Exhibit JHH-1
                                                                  March 25, 1998
                                                                          Page 7


Q.   HOW WILL THESE SAVINGS BE PASSED ON TO ESSEX'S CUSTOMERS?

A. Essex's customers will obtain the savings associated with the Rate Plan through reductions in gas costs, which will be reflected in Essex's Cost of Gas Adjustment factor and the Local Distribution Adjustment Clause. In addition, as part of the Rate Plan, no increase in base rates will be sought for a period of 10 years.

Q. WOULD IT BE POSSIBLE TO ACHIEVE THESE SAVINGS IN THE ABSENCE OF THE ACQUISITION OF ESSEX BY EASTERN?

A. As I have indicated, Essex has been, and continues to be, dedicated to reducing its costs in all areas in order to provide its customers with reliable gas sales and transportation services at the lowest possible cost. However, there are limitations on Essex's ability to capture the high level of savings that could potentially be achieved through a merger with a larger entity, especially where Boston Gas' service territory is contiguous with Essex's service territory. As described in Mr. Bodanza's testimony, the acquisition will create economies of scale and synergies that present the opportunity for significant cost reductions and ultimately short and long-term benefits to customers in the form of lower prices.

V.   ENDORSEMENT OF THE RATE PLAN

Q. DO YOU BELIEVE THAT THE BENEFITS PROVIDED BY THE RATE PLAN ARE IN THE BEST INTEREST OF ESSEX'S CUSTOMERS?

A. Yes, I do. The Rate Plan, an integral part of the merger, will provide immediate and substantial rate relief to Essex's customers. Those benefits will continue to grow significantly over the next 10 years and beyond. As I explained above, the benefits provided to Essex's customers would not be available without the

                                                  Testimony of James H. Hastings
                                                                   Exhibit JHH-1
                                                                  March 25, 1998
                                                                          Page 8


     acquisition of Essex by Eastern. Thus, I believe, the Rate Plan is clearly in the best interest of all Essex customers.

Q. WHAT AFFECT WOULD A FAILURE TO APPROVE THE ACQUISITION AND THE ASSOCIATED RATE PLAN HAVE ON ESSEX'S CUSTOMERS?

A. Were the acquisition and the associated Rate Plan not to receive approval, Essex's customers would not obtain the immediate 5 percent price reduction that would otherwise take effect upon approval of the merger. In addition, Essex's customers would lose the benefit of the guarantee of rate stability, i.e., that current rates would remain in effect for a period of 10 years. In lieu of the Department's approval of the proposed transaction, Essex would likely be put in the position of seeking a rate increase in 1999. Accordingly, the failure to approve the merger and the associated Rate Plan would have significant adverse effects on Essex's customers. I believe that, given the potential cost savings and the fact that such savings would not otherwise be achievable absent the proposed transaction, approval of the acquisition and the associated Rate Plan is consistent with the public interest pursuant to G.L. c. 164,ss. 96.

Q.   DOES THIS CONCLUDE YOUR TESTIMONY?

A.   Yes, it does.

                  EASTERN ENTERPRISES/ESSEX COUNTY GAS COMPANY

                           TESTIMONY OF PAUL J. MURPHY

                                 D.T.E. 98-____



I.   INTRODUCTION

Q.   PLEASE STATE YOUR NAME AND BUSINESS ADDRESS.

A. My name is Paul J. Murphy. My business address is 388 Greenwich Street, New York, New York 10048.

Q.   BY WHOM ARE YOU EMPLOYED AND IN WHAT CAPACITY?

A. I am a Managing Director in Salomon Smith Barney's Global Power Investment Banking Group. Salomon Smith Barney is an internationally recognized investment banking firm that underwrites and develops markets for securities in various global exchanges and engages in the valuation of businesses and their securities in connection with mergers and acquisitions.

Q.   PLEASE DESCRIBE YOUR CURRENT RESPONSIBILITIES.

A. As head of Salomon Smith Barney's Natural Gas Group ("Salomon Smith Barney"), I am responsible for the firm's investment banking activities in the natural gas pipeline, distribution, gathering and marketing industries. Salomon Smith Barney provides corporate finance services to clients who are seeking to raise equity and debt capital in both the public and private capital markets, as well as to obtain general securities valuation. Salomon Smith Barney also provides a variety of strategic advisory services, including advice on merger and acquisition transactions and opportunities, corporate and asset business valuation, capital

                                                     Testimony of Paul J. Murphy
                                                                   Exhibit PJM-1
                                                                  March 25, 1998
                                                                          Page 2


     structure, liability management and a broad range of derivative products and services.

Q.   PLEASE  DESCRIBE  YOUR  EDUCATIONAL  AND  PROFESSIONAL  BACKGROUND.

A. I graduated from the University of Western Ontario in London, Canada in 1977, and earned law degrees from Ottawa Law School in 1980 and Columbia Law School in 1984. From 1980 through 1987, with the exception of the 1984 academic year, I worked as an Associate at the Toronto law firm of Garvey, Ferriss and at Skadden, Arps, Slate, Meagher & Flom in New York. I have worked at Salomon Smith Barney since 1987. In the past seven years, my experience in the natural gas industry includes raising over $17 billion of capital for natural gas companies and advising on more than $11 billion of completed merger, acquisition and restructuring transactions for gas companies.

Q.   WHAT IS THE ROLE OF SALOMON SMITH BARNEY IN THIS TRANSACTION?

A. Salomon Smith Barney has provided Eastern Enterprises ("Eastern") and Boston Gas Company ("Boston Gas") with corporate finance and strategic advisory services since 1992. We have assisted Eastern with its corporate restructuring and securities and business valuation activities and have provided advice with respect to opportunities created as a result of energy industry deregulation. Salomon Smith Barney is the financial advisor to Eastern on its proposed acquisition of Essex County Gas Company ("Essex").

                                                     Testimony of Paul J. Murphy
                                                                   Exhibit PJM-1
                                                                  March 25, 1998
                                                                          Page 3


Q.   WHAT IS THE PURPOSE OF YOUR TESTIMONY?

A. The purpose of my testimony is: (i) to describe the recent history of mergers in the natural gas industry and to demonstrate that the price paid by Eastern for Essex is reasonable and consistent with this experience; and
     (ii) to explain the principle of pooling of interests accounting and earnings dilution and to discuss the application of these principles to the Eastern acquisition of Essex.

II.  RECENT HISTORY OF MERGERS AND ACQUISITIONS IN THE GAS UTILITY SECTOR

Q. PLEASE PROVIDE A BRIEF OVERVIEW OF THE RECENT HISTORY OF MERGERS AND ACQUISITIONS IN THE GAS UTILITY INDUSTRY.

A. Historically, there has been limited merger and acquisition ("M&A") activity in the gas utility industry.(1) During the five-year period from 1990 to 1994, there were eleven M&A transactions in this sector with a total value of approximately $1.8 billion. More recently however, with the introduction of deregulation and competitive forces, M&A activity in the gas utility sector has increased. Since the beginning of 1995, there have been fourteen completed transactions representing a total of $16.3 billion.

     Most of these transactions represented industry consolidation (gas utility to gas utility mergers and acquisitions) and energy convergence (primarily gas and electric utility combinations). Salomon Smith Barney anticipates a continued


(1) Gas pipeline and distribution companies.

                                                     Testimony of Paul J. Murphy
                                                                   Exhibit PJM-1
                                                                  March 25, 1998
                                                                          Page 4


     high level of transactions as deregulation and competitive forces are introduced across the nation over the next five years.

Q. WHAT FACTORS HAVE LED TO THE INCREASED LEVELS OF MERGER AND ACQUISITION ACTIVITY IN THE GAS UTILITY SECTOR IN RECENT YEARS?

A. As noted above, the increased level of M&A activity is largely driven by the forces of existing and future competition in the energy industry. Gas and electric utility deregulation introduces customer choice and competition. These forces require traditional cost-of-service utilities to position for a new market order where low operating costs, efficiencies, economies of scale and superior customer service are the keys to both survival and, ultimately, success. To remain competitive in this market environment, companies will need to develop both large scale and low-cost structures. Larger scale will be required to develop the physical plant and technical infrastructure to compete. Low-cost structures will be needed to offer services at prices customers will find attractive. Mergers and acquisitions are a primary means to achieve these goals. Companies that combine can reduce their operating and maintenance expenses by eliminating overlapping or redundant functions (i.e., "cost synergies") in such ---- areas as managerial and supervisory positions; legal, accounting and consulting services; customer accounting, billing, collection and other "back office" operations; planning, contracting and administrative services, and field service and operations.

                                                     Testimony of Paul J. Murphy
                                                                   Exhibit PJM-1
                                                                  March 25, 1998
                                                                          Page 5


Q. WHAT HAS BEEN YOUR PARTICULAR EXPERIENCE WITH SUCH MERGERS AND ACQUISITIONS IN THE GAS UTILITY SECTOR OVER THE PAST SEVEN YEARS?

A. During the past seven years, I have advised on eleven completed transactions and restructurings in the gas distribution and transmission industry valued at over $11.5 billion. These transactions are listed in Exhibit PJM-2, attached. The number of transactions I have worked on in this area has increased over the last several years.

Q.   IN GENERAL, HOW ARE UTILITY ACQUISITIONS STRUCTURED?

A. Deals have been structured as stock or cash acquisitions, in which the acquiring company has paid a premium to the selling company or its shareholders, as the case may be. Attached is Exhibit PJM-3, which lists some recent acquisitions and the particular characteristics of those transactions.

Q. IN GENERAL, HOW HAVE THE ACQUISITION PRICES OF THESE TRANSACTIONS COMPARED TO THE BOOK VALUES OF THE ACQUIRED COMPANIES AND WHAT IS THE REASON FOR ANY DISPARITY?

A. In each of the utility transactions, the price paid by the acquiring company has been at a premium to the book value of the acquired company. The magnitude of the premiums, as noted on the list of precedent transactions, has ranged from 1.4x to 3.5x the seller's book value. This range of premiums has generally narrowed to 1.9x to 2.8x over the past three years. Buyers generally pay a premium to the seller's book value in these transactions because of the cost savings and economies that they can achieve and retain for shareholders to offset their costs incurred in achieving the merger.

                                                     Testimony of Paul J. Murphy
                                                                   Exhibit PJM-1
                                                                  March 25, 1998
                                                                          Page 6


     Market-to-book value multiples paid to acquire gas utilities can and do vary quite broadly for very good reasons. Generally speaking, an acquiror is willing to pay a price for a target company consistent with expected earnings growth or increased stock values, which are deemed acceptable by the acquiror's management and board of directors. The price paid, as a multiple of book value, reflects the buyer's expectations of the acquired company's future contribution to the combined company's short- and long-term financial performance. These expectations are driven primarily by multi-year projections of cost savings and rate treatment, as well as the nature of the currency used to pay for the acquisition. The financial impact of these factors can vary quite broadly from case to case, which is reflected in the range of market-to-book values paid or proposed for gas utility acquisitions in recent years.

Q. IN GENERAL, HOW HAVE THE ACQUISITION PRICES OF THESE MERGERS COMPARED TO THE EARNINGS OF THE ACQUIRED COMPANIES?

A. As illustrated by the precedent transactions listed in Exhibit PJM-3, buyers of utility companies have been paying approximately 15 to 35 times the preceding twelve month earnings, with a median price of slightly over 20 times the twelve month earnings. As was the case with the premium prices paid relative to book value, such high price-to-earnings multiples are justified only where there are sound expectations that cost savings and economies will be realized and retained for the benefit of shareholders.

                                                     Testimony of Paul J. Murphy
                                                                   Exhibit PJM-1
                                                                  March 25, 1998
                                                                          Page 7


Q. GIVEN YOUR EXPERIENCE WITH OTHER GAS UTILITY MERGERS AND ACQUISITIONS AND YOUR SPECIALIZED KNOWLEDGE OF THE INDUSTRY, IS IT YOUR OPINION THAT THE PURCHASE PRICE PAID BY EASTERN FOR ESSEX IS REASONABLE?

A. Yes. As advisor to Eastern, Salomon Smith Barney carefully analyzed the price paid in the acquisition and considered it both in relation to the prices paid in similar relevant transactions and management's estimates of the cost savings that may be achieved through the transaction. Salomon Smith Barney concluded that the purchase price to be paid by Eastern for Essex is reasonable (and so reported to both management and the Board of Directors). One of the important factors leading to Salomon Smith Barney's opinion on the reasonableness of the transaction price was the value paid by Eastern as a multiple of Essex's earnings and book value. In that regard, the purchase price to be paid by Eastern represents 2.3 times Essex's book value and 18.6 times Essex's latest twelve-month earnings. These multiples are consistent with recent comparable gas distribution acquisitions (see Exhibit PJM-3).

III. THE PRINCIPLE OF POOLING OF INTEREST ACCOUNTING AND EARNINGS DILUTION

Q.   PLEASE DESCRIBE THE ALTERNATIVE METHODS OF ACCOUNTING FOR AN ACQUISITION.

A. Acquisitions are reflected in one of two ways under generally accepted accounting principles: purchase accounting and pooling of interests accounting. In a purchase accounting transaction (where one company purchases the assets or stock of another), any amount paid for the acquired company in excess of book value, i.e., a premium or "goodwill," is recorded on the books of the acquired

                                                     Testimony of Paul J. Murphy
                                                                   Exhibit PJM-1
                                                                  March 25, 1998
                                                                          Page 8


     company as an adjustment to the value of the company's asset or capitalization accounts and amortized over a period of time. The amortization of the acquisition premium represents an expense and, if not recovered, results in lower earnings for shareholders.

     Pooling of interests accounting is required if the transaction involves the exchange of common stock and certain other criteria are met. As discussed in Mr. Flaherty's testimony, Eastern's acquisition of Essex will be structured as a pooling of interests transaction. Under pooling of interest accounting, an acquisition is effected through an exchange of the voting stock of the acquiror for all, or a substantial portion of, the voting stock of the acquiree. The balance sheets of the acquiror and the acquiree are simply combined, and for accounting purposes, there is no adjustment (i.e., increase or decrease) to any of the assets or liabilities of the merged entities to account for the acquisition premium. Rather, the exchange ratio, in this case one Essex share exchanged for 1.183985 Eastern shares, reflects a number of factors, such as a premium for management control of the company and the long term strategic and economic value to be gained through the acquisition. Thus, pooling accounting results in a merger of previously independent stockholder interests into a new consolidated entity and, although shareholders of the acquired company may receive a premium, there is no associated adjustment to the book value of the assets of the new entity, as is the case in a purchase accounting transaction.

                                                     Testimony of Paul J. Murphy
                                                                   Exhibit PJM-1
                                                                  March 25, 1998
                                                                          Page 9


Q. HOW DOES POOLING OF INTERESTS ACCOUNTING AFFECT THE EARNINGS OF THE ACQUIRING COMPANY?

A. In a typical pooling of interests acquisition, the acquiring company pays a premium price for the utility being acquired. This premium price is reflected in valuation measures (i.e., market to book value and price earnings multiple) of the acquired utility. Since common equity is the currency used to effect the combination, the payment of shares at such a premium price results in a pro forma dilution of both the book value and earnings per share of the acquiror. The payment of the premium to acquire the target, and the subsequent risk of dilution, are rational undertakings only where management believes that the retention of financial benefits derived from the merger will more than offset the costs of the transaction.

     Since mergers and acquisitions are undertaken to enhance shareholder value, rather than to diminish it, earnings dilution must be considered by Eastern in consummating this transaction. Eastern's shareholders have the reasonable expectation that the economic benefits of the transaction will be shared with customers in a manner that will augment Eastern's earnings and enhance the value of its shares.

     This pooling of interests process and its dilutive impact on earnings is demonstrated by the following hypothetical acquisition of Utility B by Utility A.

                                                     Testimony of Paul J. Murphy
                                                                   Exhibit PJM-1
                                                                  March 25, 1998
                                                                         Page 10


     Table 1 represents the pre-acquisition characteristics of Utility A and Utility B, indicating the difference in size between the two as well as the identical per share features for both.


                                     Table 1
                     (in millions, except per share amounts)

                                                          BOOK VALUE      EARNINGS
               SHARES      BOOK VALUE       EARNINGS       PER SHARE      PER SHARE
-------------------------------------------------------------------------------------

Utility A       20           $400            $48             $20            $2.40

Utility B       10           $200            $24             $20            $2.40


     Utility B is then acquired by Utility A through the exchange of stock at a premium ratio of 1.2 shares of Utility A for every 1.0 share of Utility B, such that 12 million shares of Utility A are issued to acquire Utility B. Table 2 demonstrates the pro forma dilutive impact of this transaction on Utility A shareholders.

                                                     Testimony of Paul J. Murphy
                                                                   Exhibit PJM-1
                                                                  March 25, 1998
                                                                         Page 11


                                     TABLE 2

                     (in millions, except per share amounts)

                                                     Book Value     Earnings
                     Shares  Book Value  Earnings    per share      per share
--------------------------------------------------------------------------------
Utility A              20      $ 400      $  48       $  20.00        $   2.40

Utility B              10      $ 200      $  24
                               -----      -----

Pro Forma              32      $ 600      $  72       $  18.75        $   2.25
                       ==      =====      =====
Dilution                                             ($   1.25)      ($   0.15)

Percentage Change                                        (6.3%)          (6.3%)


     As demonstrated in Table 2, the premium paid in stock by Utility A to acquire Utility B results in pro forma dilution of both book value and earnings per share for Utility A shareholders.

Q. WHAT DOES THE EARNINGS DILUTION EXPERIENCED BY THE ACQUIRING COMPANY'S SHAREHOLDERS REPRESENT?

A. In purchase accounting, an adjustment (i.e., an increase or decrease), is made to the asset or capitalization accounts of the acquired company to reflect the "acquisition premium" or the amount paid by the acquiror in excess of book value. Under pooling of interests accounting, an "acquisition adjustment" is not explicitly recorded on the books in this manner. Rather, the acquisition premium is reflected in the difference between the valuation of the stock of the acquiring company and the value of the stock of the acquired company, which is exchanged in order to accomplish the transaction. Although the accounting treatment may be

                                                     Testimony of Paul J. Murphy
                                                                   Exhibit PJM-1
                                                                  March 25, 1998
                                                                         Page 12


     different, the result is the same. That is, the acquisition premium, or the amount of earnings dilution to be experienced by the acquiring company's shareholders, represents a real economic cost incurred to execute the transaction.

Q. WILL EASTERN'S SHAREHOLDERS EXPERIENCE EARNINGS DILUTION AS A RESULT OF THE ACQUISITION OF ESSEX?

A. Yes, similar to the example described above, Eastern will issue additional shares of its common stock to execute the transaction. Those additional shares will be exchanged for shares of Essex at a rate of 1.183985 shares of Eastern for each share of Essex. As demonstrated in the table below, which was based on financial information available at the time of the offer, this premium valuation for Essex would result in a pro forma dilution of both book value and earnings for Eastern's shareholders.

                                                     Testimony of Paul J. Murphy
                                                                   Exhibit PJM-1
                                                                  March 25, 1998
                                                                         Page 13



                                                          Table 3

                                          (in millions, except per share amounts)


                  SHARES          BOOK VALUE       EARNINGS        BOOK VALUE         EARNINGS
                                                                   PER SHARE          PER SHARE
----------------------------------------------------------------------------------------------------------
 Eastern           20.378          $438.9         $57.5             $21.54             2.82

 Essex              1.685          $ 35.4        $  4.2              21.01             2.47
                                  --------         --------

 Pro Forma         22.483 (a)      $476.4 (b)     $61.6             $21.19            $2.74(c)

 Dilution                                                           ($0.35)          ($0.08)

 Percentage Change                                                   (1.6%)           (2.8%)


     (a) Calculated by adding the fully diluted, exchange-ratio effected number of shares from Essex to the shares outstanding of Eastern.

     (b) Book value of Essex adjusted to reflect additional issuance of common stock whose proceeds are not used to repurchase shares back.

     (c)  Represents pro-forma dilution in first year following acquisition.


     This dilution of earnings represents a real cost to Eastern's shareholders. Moreover, this pro forma analysis does not include the out-of-pocket transaction and synergy costs of approximately $15 million, which are identified in Mr. Bodanza's testimony, that will also be financed and borne by Eastern's shareholders. If unable to retain a portion of the cost savings resulting from the merger, Eastern's shareholders will suffer both book value and earnings dilution in the value of their holdings. Unless there is a reasonable opportunity to recover the premium associated with this type of transaction through the retention of a portion of the attained synergies, mergers of this sort cannot be accomplished. Mergers are undertaken to enhance shareholder value, not reduce it. As a result,

                                                     Testimony of Paul J. Murphy
                                                                   Exhibit PJM-1
                                                                  March 25, 1998
                                                                         Page 14


     shareholders' reasonable expectations are that the economic benefits of this merger will be shared with customers in a way that will enhance, rather than diminish, the amount of Eastern's earnings and the value of its shares. Absent a reasonable opportunity for the recovery of and return on investor costs, investor earnings will be reduced.

Q. CAN THE MINIMUM ECONOMIC BENEFIT EASTERN SHAREHOLDERS ARE EXPECTING TO RECEIVE BE CALCULATED?

A. Yes, it can. To avoid dilution to Eastern's earnings and a reduction in the value of Eastern's shares, shareholders would need incremental economic benefit from the Essex merger of at least $46 million in pre-tax earnings over the next ten years (see Exhibit PJM-4) (not including the out-of-pocket transaction costs of $15 million identified in Mr. Bodanza's testimony). This calculation is based on several assumptions. Utilizing Eastern's 1998 estimated average earnings per share from First Call,(1) I projected earnings assuming growth at a conservative three percent annual rate over the next 10 years. This growth rate is conservative in light of both Eastern's historical performance and its corporate objectives. Moreover, this three percent growth rate is conservative relative to typical gas utility growth rates. It is important to note that, as growth rates assumed for the



(1) First Call is a widely recognized and commonly used data base that maintains equity research analysts' estimates of publicly traded companies' future earnings and earnings growth rates.

                                                     Testimony of Paul J. Murphy
                                                                   Exhibit PJM-1
                                                                  March 25, 1998
                                                                         Page 15


     acquiror increase, the level of earnings dilution it experiences as a result of an acquisition also increases. In assuming a highly conservative level of growth, the level of earnings dilution may be understated.

     The dilutive impact of the merger with Essex was calculated based on the Essex five-year stand-alone financial plan, which were provided to Eastern and other potential acquirors in due diligence prior to the announcement of the acquisition. For 2000 and beyond, Eastern management projected that Essex could maintain annual net income of $4 million. Using this assumption and pooling accounting, the combination of Eastern and Essex results in pre-tax earnings dilution to Eastern's shareholders of an average of $4.6 million per year, or $0.12 per share. This represents a real economic loss to Eastern's shareholders of roughly 2.8 percent of the earnings, in 1998, that Eastern would otherwise have expected to earn had the acquisition not occurred (see Exhibit PJM-4). This loss grows to as much as 4.5 percent in the tenth year.

     As noted earlier, earnings dilution is a real economic loss to Eastern's shareholders which they would reasonably expect to recover through the cost savings and synergies achieved through the combination of the two companies. Not counting the $15 million in acquisition-related expenses computed by Mr. Bodanza, the analysis in Exhibit PJM-4 illustrates that Eastern needs to retain over a ten-year period an average of $4.6 million of savings per year simply to recover from the expected impact of dilution. Acquirors generally expect to do

                                                     Testimony of Paul J. Murphy
                                                                   Exhibit PJM-1
                                                                  March 25, 1998
                                                                         Page 16


     better than this in return for both putting their capital at risk and undertaking the considerable effort required to achieve benefits for both customers and shareholders. Acquirors generally expect transactions to generate earnings growth to compensate them for these risks and expenditures.

Q. HOW DOES THE EARNINGS DILUTION AND AMOUNT OF COST SAVINGS AND SYNERGIES THAT NEED TO BE RETAINED COMPARE IN A POOLING VERSUS A PURCHASE TRANSACTION?

A. If Eastern had acquired Essex in a purchase transaction, the projected earnings dilution and synergies required to break even would have been significantly greater. This would have resulted in fewer benefits to be shared by Essex customers and Eastern shareholders.

     As noted in Mr. Bodanza's testimony, the premium over Essex's book value paid by Eastern amounted to $47.1 million. In a traditional rate of return context, this premium would be added to Essex's rate base so that the costs associated with the premium would be recovered through Essex's future rates. As further noted in Mr. Bodanza's testimony, the revenue requirement associated with this recovery amounts to an average of $8 million per year over a ten-year projected period. This is significantly greater than the $4.6 million revenue requirement that shareholders need to "break even" in the pooling case discussed above. As a result, pooling treatment is clearly the more economical way of completing the acquisition and the alternative that leaves the greatest amount of savings available for sharing between Eastern's shareholders and Essex's customers. Pooling

                                                     Testimony of Paul J. Murphy
                                                                   Exhibit PJM-1
                                                                  March 25, 1998
                                                                         Page 17


     achieves this result because Eastern's stock, which is the acquisition currency, is itself valued at a premium to its book value in the public equity market. This premium helps offset the premium paid to Essex's shareholders in the acquisition.

Q.   DOES THIS CONCLUDE YOUR TESTIMONY?

A.   Yes, it does.

TRANSACTIONS BY PAUL MURPHY - EXHIBIT PJM-2

Date      Client                        Deal                                           Transaction Value
--------------------------------------------------------------------------------------------------------
1997      K N Energy                    Acquisition of MidCon Energy                    $3.5 Billion
--------------------------------------------------------------------------------------------------------
1997      PacifiCorp                    Sale of Tejas Gas Gathering system
                                        to El Paso Energy                               $200 Million
--------------------------------------------------------------------------------------------------------
1996      Columbia Gas                  Sale of exploration and production              $200 Million
                                        assets to Hunt Petroleum
--------------------------------------------------------------------------------------------------------
1996      Western Resources             Sale of Kansas and Oklahoma gas distribution    $690 Million
                                        assets to and acquisition of 45% interest
                                        in ONEOK Inc.
--------------------------------------------------------------------------------------------------------
1996      Cornerstone Natural Gas       Sale to El Paso Energy                          $121 Million
--------------------------------------------------------------------------------------------------------
1996      Republic of Argentina         Sale of the Government's 25% interest           $140 Million
                                        in Transportadora de Gas Del Norte, S.A.
                                        to CMS Energy
--------------------------------------------------------------------------------------------------------
1995      TransCanada Pipelines Ltd.    Exclusive adviser and financing agent to        $350 Million
                                        TransCanada on acquisition of the franchise
                                        to construct the Gasoducto de Occidente
                                        pipeline in Columbia
--------------------------------------------------------------------------------------------------------
1991-1995 Columbia Gas                  Exclusive adviser to Columbia Gas and           $5 Billion
                                        Columbia Gas Transmission in their 4 1/2 year
                                        bankruptcy proceedings.
--------------------------------------------------------------------------------------------------------
1993      NGC Corp.                     Sale of 25% interest in NGC to Nova Corp.       $500 Million
          (formerly Natural Gas
          Clearinghouse)
--------------------------------------------------------------------------------------------------------
1993      Western Resources             Sale of Missouri gas distribution assets        $404 Million
                                        to Southern Union
--------------------------------------------------------------------------------------------------------
1992      United Gas Pipeline           Sale to Koch Industries                         $414 Million
========================================================================================================

SELECTED GAS DISTRIBUTION M&A TRANSACTIONS - EXHIBIT PJM-3

(Dollars in Millions)


============================================================================================================================
Date
Announced                                                                         Offer          Offer Price     Offer Price

(Closing)      Acquirer/Target                                                    Value (a)     Book Value (b)   LTM EPS (c)

============================================================================================================================

12/22/97       Eastern Enterprises/                                                    82            2.3x        18.6x
(Pending)          Essex County Gas
12/18/97       NIPSCO Industries/                                                     540            2.3x        21.6x
(Pending)          Bay State Gas
6/27/97        PP&L Resources/                                                        121            1.9         16.4
(Pending)          Penn Fuel Gas, Inc.
6/18/97        TECO Energy Inc./                                                       21            2.0         35.4
(6/30/97)          West Florida Gas
11/22/96       TECO Energy Inc./                                                      300            2.8         18.8
(6/16/97)          Lykes Energy Inc.
10/14/96       ENOVA Corporation/                                                   2,797            2.1         14.5
(Pending)          Pacific Enterprises
8/12/96        Houston Industries/                                                  2,421            2.5         26.9
(8/6/97)           NorAm Energy
7/22/96        Atmos/                                                                 339            2.1         22.1
(7/31/97)          United Cities Gas
10/10/95       Puget Sound P&L/                                                       478            1.9         14.8
(2/10/97)          Washginton Energy
7/09/93        Southern Union Company/                                                415            1.4          NA
(02/01/94)         Western Resources-Missouri Gas Distribution Properties
5/13/93        Wisconsin Energy/                                                       45            3.5         27.8
(01/03/94)         Wisconsin Southern Gas
3/25/93        Atmos Energy Corp./                                                     65            3.1          NA
(12/22/93)         Greeley Gas Company
6/12/89        CNG/                                                                   164            2.0         17.6
(1/1/90)           Virginia Natural Gas


                                                       ---------------------------------------------------------------
                                                       Low                                           1.4         14.5
                                                       Median                                        2.1         20.2
                                                       High                                          3.5         35.4
                                                       ---------------------------------------------------------------

Note: Eastern acquisition of Essex excluded from low, median and high calculations.


______________________________________

(a) Total Value calculation assumes all shares purchased at Offer Price per Share, and does not reflect different prices paid in open market purchases except as otherwise noted.

(b)  Tangible book value as per latest available data.

(c) Earnings per share (primary) for trailing 12 months ending with last quarter prior to announcement, adjusted for non-recurring items.

                              COMPANY CONFIDENTIAL
                                WORK IN PROGRESS



                                                       EFU Stand                             Pro Forma
                                                        Alone                                Combined
                                                        -----                             ------------------

Share Price($ per share)                                     --                            $   47.50

Exchange Ratio                                                                              1.183985

Implied Financial Results
         Equity Value ($ million)                   $         818                          $     902
         Firm Value ($ million)                     $       1,248                          $   1,369
         New Shares Issued (million)                                                            2.11
         Total Shares (million)                             20.38                              22.49

Assumed EFU Growth in Earnings                                                                  3.0%
                                                                                                ---


                                                                           Essex NI*
                                                                           ---------
                                                                           ($ in 000's)
1998 Pro Forma Analysis
         EFU EPS ($ per share)                                                             $   2.82
         Pro Forma EPS ($ per share)                                             4,163     $   2.74
         Accretion/(Dilution) ($ per share)                                                $  (0.08)
         Accretion/(Dilution) (Percent)                                                       -2.8%
         Required Retained Synergies for Break-Even($ millions)                            $  (3.0)

1999 Pro Forma Analysis
         EFU EPS ($ per share)                                                             $   2.90
         Pro Forma EPS ($ per share)                                             4,267     $   2.82
         Accretion/(Dilution) ($ per share)                                                $  (0.08)
         Accretion/(Dilution) (Percent)                                                       -2.8%
         Required Retained Synergies for Break-Even($ millions)                            $  (3.1)

2000 Pro Forma Analysis
         EFU EPS ($ per share)                                                             $   2.99
         Pro Forma EPS ($ per share)                                             4,000     $   2.89
         Accretion/(Dilution) ($ per share)                                                $  (0.10)
         Accretion/(Dilution) (Percent)                                                       -3.4%
         Required Retained Synergies for Break-Even($ millions)                            $  (3.8)

2001 Pro Forma Analysis
         EFU EPS ($ per share)                                                             $   3.08
         Pro Forma EPS ($ per share)                                             4,000     $   2.97
         Accretion/(Dilution) ($ per share)                                                $  (0.11)
         Accretion/(Dilution) (Percent)                                                       -3.6%
         Required Retained Synergies for Break-Even($ millions)                            $  (4.1)

2002 Pro Forma Analysis
         EFU EPS ($ per share)                                                             $   3.17
         Pro Forma EPS ($ per share)                                             4,000     $   3.05
         Accretion/(Dilution) ($ per share)                                                $  (0.12)
         Accretion/(Dilution) (Percent)                                                       -3.8%
         Required Retained Synergies for Break-Even($ millions)                            $  (4.5)

                              COMPANY CONFIDENTIAL
                                WORK IN PROGRESS



Assumed EFU Growth in Earnings                                                                  3.0%

                                                                           Essex NI*
                                                                           ---------
                                                                           ($ in 000's)
    2003
         EFU EPS ($ per share)                                                             $   3.27
         Pro Forma EPS ($ per share)                                             4,000     $   3.14
         Accretion/(Dilution) ($ per share)                                                $  (0.13)
         Accretion/(Dilution) (Percent)                                                       -3.9%
         Required Retained Synergies for Break-Even($ millions)                            $  (4.8)

    2004
         EFU EPS ($ per share)                                                             $   3.37
         Pro Forma EPS ($ per share)                                             4,000     $   3.23
         Accretion/(Dilution) ($ per share)                                                $  (0.14)
         Accretion/(Dilution) (Percent)                                                       -4.1%
         Required Retained Synergies for Break-Even($ millions)                            $  (5.1)

    2005
         EFU EPS ($ per share)                                                             $   3.47
         Pro Forma EPS ($ per share)                                             4,000     $   3.32
         Accretion/(Dilution) ($ per share)                                                $  (0.15)
         Accretion/(Dilution) (Percent)                                                       -4.2%
         Required Retained Synergies for Break-Even($ millions)                            $  (5.5)

    2006
         EFU EPS ($ per share)                                                             $   3.57
         Pro Forma EPS ($ per share)                                             4,000     $   3.42
         Accretion/(Dilution) ($ per share)                                                $  (0.16)
         Accretion/(Dilution) (Percent)                                                       -4.4%
         Required Retained Synergies for Break-Even($ millions)                            $  (5.9)

    2007
         EFU EPS ($ per share)                                                             $   3.68
         Pro Forma EPS ($ per share)                                             4,000     $   3.51
         Accretion/(Dilution) ($ per share)                                                $  (0.17)
         Accretion/(Dilution) (Percent)                                                       -4.5%
         Required Retained Synergies for Break-Even($ millions)                            $  (6.2)

    Cum. Required Retained Synergies for Break-Even in 10 yrs ($ millions)                 $  46.0

*Source: Essex County Gas Company 5 year plan for 1998 and 1999

                  EASTERN ENTERPRISES/ESSEX COUNTY GAS COMPANY

                         Testimony of Joseph F. Bodanza

                                 D.T.E. 98-____


I.   INTRODUCTION

Q.   PLEASE STATE YOUR NAME AND BUSINESS ADDRESS.

A. My name is Joseph F. Bodanza. My business address is One Beacon Street, Boston, Massachusetts 02108.

Q.   BY WHOM ARE YOU EMPLOYED AND IN WHAT CAPACITY?

A. I am Senior Vice President and Treasurer of Boston Gas Company ("Boston Gas"). I am responsible for the financial, accounting, treasury, governmental/state regulatory and public affairs, pricing and rates, as well as the design, implementation and maintenance of information and communications systems.

Q. ARE YOU FAMILIAR WITH THE PROPOSED ACQUISITION OF ESSEX COUNTY GAS COMPANY BY EASTERN ENTERPRISES?

A. Yes. Eastern Enterprises ("Eastern") has requested that I evaluate and analyze the operations of Essex County Gas Company ("Essex"). In that regard, I have attempted to determine if there are synergistic opportunities to realize reductions in the operating costs of Essex by eliminating or combining certain of its operations with those of Boston Gas, thereby reducing the overall level of expenses associated with Essex's operations. Based on this analysis, I have been asked to develop a rate plan (the "Rate Plan") for Essex.

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                                  March 25, 1998
                                                                         Page 2


Q.   WHAT IS THE PURPOSE OF YOUR TESTIMONY?

A.   The purpose of my testimony is: (i) to discuss the Rate Plan for Essex; and
     (ii) to review the specific benefits associated with the proposed merger demonstrating that the merger is consistent with the public interest, pursuant to G.L. c. 164, ss. 96.

II.  DISCUSSION OF THE RATE PLAN

Q.   What is the purpose of the Rate Plan?

A. The purpose of the Rate Plan is to allocate the potential savings resulting from operating synergies in an equitable manner so as to provide Essex customers with significant and immediate benefits while allowing Eastern's shareholders to recover over a reasonable period of time the costs incurred to achieve the merger. In that regard, the Rate Plan provides an immediate 5 percent reduction in the total burner-tip price of gas currently paid by Essex sales customers. In addition, we have proposed to freeze base rates for ten years, which will provide customers with price stability and additional savings through the avoidance of rate increases that customers would have otherwise experienced. Under our proposal, Eastern shareholders also have a reasonable opportunity to recover the costs incurred to accomplish the merger.

Q.   WHAT ARE THE BASIC ELEMENTS OF THE RATE PLAN THAT YOU ARE PROPOSING?

A. In developing the proposed Rate Plan, we have set an objective of providing an immediate 5 percent reduction in the total burner-tip price of gas currently paid by Essex customers. Based on Essex's total normalized revenues of approximately

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                                  March 25, 1998
                                                                          Page 3


     $46.9 million (pursuant to Essex's 1996 rate settlement and its 1997 CGAC filings), the total price reduction will be approximately $2.35 million. As described in the testimony of Mr. Luthern, we have identified net cost savings for Essex customers of approximately $1.46 million in the first year that will result from the attainment of synergies and efficiencies in the gas supply function. Savings related to the gas supply function will be reflected in Essex's Cost of Gas Adjustment Clause ("CGAC") over the ten-year period of the Rate Plan. To achieve an overall $2.35 million rate reduction, a credit of $900,000 will be applied to Essex's Local Distribution Adjustment Clause ("LDAC") until November 2000. Upon expiration of the existing long-haul contract with Tennessee Gas Pipeline Company ("Tennessee") in November 2000, total gas savings will increase by an additional $900,000.

     In addition, we propose to freeze Essex's base rates for ten years, which will provide customers with additional savings of approximately $33 million. We have estimated that the combined impact of the rate freeze and price reductions will provide Essex customers with a benefit of approximately $57 million over the next ten years (Exhibit JFB-2).

Q. ON WHAT BASIS HAVE YOU DETERMINED THAT COST SAVINGS OF APPROXIMATELY $1.46 MILLION WILL BE ATTAINED AS A RESULT OF SYNERGIES IN GAS SUPPLY OPERATIONS?

A. We estimate that gas cost savings will be attained as a result of the ability to coordinate the gas supply resources of Boston Gas and Essex. Such joint

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                                  March 25, 1998
                                                                          Page 4


     planning will create increased supply options, result in the more efficient use of existing resources, and generate savings from an enhancement of Essex's purchasing power. Mr. Luthern has reviewed Essex's gas resource portfolio and gas supply operations to identify available synergies, and his testimony outlines how these savings will be achieved.

     As indicated by Mr. Luthern, a review of Essex's supply contracts and requirements forecast has enabled him to project that gas costs for the Essex portfolio will be reduced in the first full year of the merger by $2.5 million. That number will increase to $3.4 million upon the expiration of the Tennessee long-haul contract on November 1, 2000. The majority of these savings ($2.2 million in the first year) will be achieved through the release of the Tennessee pipeline capacity and eventually removing the total costs of that capacity from the Essex CGAC upon the expiration date of the existing contract. The remaining savings of $300,000 per year will reflect reduced commodity costs resulting from enhanced purchasing power. In addition, there are likely to be opportunities for additional savings relating to the restructuring of other capacity contracts in the future.

Q. IF THE TOTAL SAVINGS WILL BE $2.5 MILLION IN THE FIRST YEAR, WHY WILL ESSEX CUSTOMERS RECEIVE ONLY A $1.46 MILLION REDUCTION IN THE CGAC?

A. To achieve the synergies and resulting capacity cost savings through coordination of the Essex and Boston Gas supply portfolios, Boston Gas will need to forego

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                                  March 25, 1998
                                                                          Page 5


     some opportunity sales, e.g., short-term capacity release revenues. These revenues are credited to Boston Gas' customers through the Boston Gas CGAC. To compensate Boston Gas' customers for such foregone opportunities, the Rate Plan includes a transfer from the Essex CGAC to the Boston Gas CGAC to represent a charge to Essex for the value of the Boston Gas resources that will be used to serve Essex customers. As described by Mr. Luthern, each year an appropriate transfer will be computed. In the first year, that transfer will be $1.04 million so that the net savings to Essex' customers in the CGAC will be approximately $1.46 million. This adjustment ensures that the net savings relating to gas cost synergies are passed through to Essex' customers and that Boston Gas' customers are compensated for any foregone opportunities.

Q. HOW DID YOU CALCULATE THE CUSTOMER SAVINGS THAT RESULT FROM THE TEN-YEAR FREEZE IN THE BASE RATES OF ESSEX?

A. To estimate the customer savings resulting from the proposed ten-year rate freeze, I have reviewed Essex's five-year financial forecast and historical ratemaking patterns and extrapolated from that data. I estimate that, if base rates are frozen for ten years, Essex customers will avoid several rate cases which, based on Essex's recent history, would have resulted in increases of approximately 4 percent every three years on average. Thus, as demonstrated in Exhibit JFB-3, over a ten-year period, price increases generating approximately $33 million would be avoided.

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                                  March 25, 1998
                                                                          Page 6


Q.   PLEASE ELABORATE ON THE BASIS FOR THIS ESTIMATE.

A. Within the past ten years, the Department has approved four base rate increases for Essex representing an average increase of approximately 4 percent. Essex County Gas Company, D.P.U. 96-70 (1996) (approving an increase of $2.1 million or 4.6 percent overall); Essex County Gas Company, D.P.U. 93-107 (1993) (approving an increase of $1.7 million or 4.2 percent overall); Essex County Gas Company, D.P.U. 89-107 (1989) (approving an increase of $1.3 million or 4.0 percent overall); Essex County Gas Company, D.P.U. 87-59 (1987) (approving an increase $1.2 million or 3.7 percent overall). Essex's financial forecast projects that Essex would seek and be granted a base rate increase by the Department within the next two years of approximately $1.8 million and two increases of a slightly higher level later in the ten-year period. Using these assumptions, the ten-year base-rate freeze would save Essex customers approximately $33 million (see Exhibit JFB-3). Although Essex has been working hard to reduce its operations and maintenance ("O&M") and gas supply costs, inflation remains a critical factor in Essex's cost structure. That is, Essex's expenses, particularly those associated with labor, tend to grow at or above the rate of inflation, while its revenues tend to grow at a slightly slower rate. Thus, even when inflation is at a relatively low level, as is currently the case, Essex has been forced to pursue base rate increases every few years to address the disparity between costs and revenues.

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                                  March 25, 1998
                                                                          Page 7


     As a result of the Rate Plan, however, the base rates for Essex customers would not increase for ten years notwithstanding inflationary pressures. The freeze in base rates will be subject only to cost changes resulting from exogenous factors such as changes in tax laws, accounting changes and regulatory, judicial or legislative changes. Absent recognition of exogenous cost changes, the applicability of Statement of Financial Accounting Standards No. 71 ("SFAS 71") would be jeopardized for Essex. Failure to meet the criteria of SFAS 71 would have an immediate negative impact on Essex's financial statements and its ability to finance needed investments to ensure the safe and reliable operation of its distribution system.


Q. IF THE 5 PERCENT BURNER-TIP PRICE REDUCTION IS PROVIDED TO ESSEX CUSTOMERS, IN LARGE PART, THROUGH REDUCTIONS IN THE CGAC, WON'T TRANSPORTATION CUSTOMERS BE DENIED A PRICE BENEFIT FROM THE MERGER?

A. No. Transportation customers will receive comparable benefits in three ways. First, transportation customers will receive a significant price benefit as a result of the ten-year base-rate freeze we are proposing to apply to Essex's current distribution rates. Second, the two-year $900,000 reduction in the LDAC will apply both to transportation and sales customers. And finally, because most of the CGAC savings reflect the attainment of capacity-related cost reductions, transportation customers will receive those benefits in the form of lower-cost capacity releases to them. Although the details of the future capacity-release mechanism will depend on the outcome of the Massachusetts Gas Unbundling

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                                  March 25, 1998
                                                                          Page 8


     Collaborative, it is envisioned that, whatever the eventual structure approved by the Department, the synergies achieved on behalf of Essex's customers will be reflected in the capacity-release mechanism, as applied to Essex's transportation customers.

Q. HAVE YOU ESTIMATED THE POTENTIAL NEAR-TERM COST SAVINGS THAT COULD BE REALIZED THROUGH O&M EFFICIENCIES?

A. Exhibit JFB-4 sets forth our analysis of savings available from O&M expense reductions. Essex's actual O&M expenses totaled $12,584,000, including labor expenses of $4,887,000 and non-labor expenses of $7,698,000, for the fiscal year ending August 31, 1997. We estimate that labor savings can be achieved through the reduction of 31 management positions and 19 non-management positions. We estimate that the direct wage and salary cost reductions associated with these positions is approximately $2,479,000 ($1,801,000 in management labor expenses and $678,000 in non-management). We also estimate that the elimination of employee benefits associated with these positions would result in an additional $969,000 of annual cost savings. Moreover, we estimate that other cost savings in the amount of $1,439,000 could result from the consolidation of programs and expenditures relating to insurance, audit and consulting fees, shareholder services and other general corporate functions. Therefore, in total, we estimate that O&M savings of $4,887,000, or 39 percent of Essex's total O&M expenses for the most recent fiscal year, are potentially attainable in the near term as a result of Eastern's acquisition of Essex.

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                                  March 25, 1998
                                                                          Page 9


Q. WHAT IS THE LIKELIHOOD THAT THE FULL AMOUNT OF THESE ESTIMATED SYNERGIES IN O&M EXPENSES WILL BE REALIZED?

A. The primary risk involved in attaining the total estimated O&M savings of $4,887,000, is associated with the reduction of certain employee positions. These "at-risk" savings are estimated to be approximately $1,181,000, or 24 percent of the total projected O&M savings.

     The large majority of the total at-risk savings, approximately $1,046,000, are associated with union positions that are covered by a collective bargaining agreement that will remain in effect until February 1999. Eastern will honor this contractual agreement. At the expiration of the contractual agreement, the parties are required to bargain in good faith. Therefore, the only way for Eastern to obtain the estimated union labor savings is to negotiate a settlement with the union. The remainder of the at-risk savings relate to general administrative expenses incurred to support these union positions.


Q. PLEASE PROVIDE EXAMPLES OF OTHER FACTORS THAT COULD AFFECT THE ATTAINMENT OF YOUR O&M SAVINGS ESTIMATE.

A. These uncertainties include, but are not limited to, how quickly and successfully we can manage coordination of field operations, facilities and systems. For example, in the area of field operations, we have assumed the following synergies can be achieved relatively quickly:

     O Conversion of Essex's current manual service order system to Boston Gas' computer-aided dispatch system and dispatch operations

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                                  March 25, 1998
                                                                         Page 10


     O Consolidation of Essex's telephone inquiry and other customer activity functions into Boston Gas's inquiry center operation

     Further uncertainties that could adversely affect the timing and cost of attainable synergies include the extent of backlog in work required by the U.S. Department of Transportation, the condition of district regulator stations, and the accuracy and completeness of Essex's maps and records. In addition, we will need to determine the appropriate level of integration of systems, equipment, customer accounting, collection and billing-related services.

Q. WHAT OTHER DIFFICULTIES ARE INVOLVED IN ASCERTAINING THE LEVEL OF POTENTIAL SAVINGS THAT COULD BE ATTAINED FROM THIS ACQUISITION?

A. Since it is very difficult to predict how successful the integration of certain elements of Essex's operations with those of Boston Gas will be, it is difficult to project cost savings with a great degree of precision. In evaluating cost saving opportunities, it is important to keep in mind that there may be unforeseen factors that could delay the realization of savings or reduce expected savings. The savings estimates we have calculated represent our best efforts to identify and reduce known and measurable costs in advance of gaining the level of familiarity that will come only from the actual integration of Essex's resources and requirements with those of Boston Gas. In addition, as we move forward with our efforts to capture these synergies, we are committed to maintaining the high quality of service and reliability now enjoyed by Essex customers and will not compromise employee or public safety in achieving our cost savings goals. Since

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                                  March 25, 1998
                                                                         Page 11


     the Rate Plan provides Essex customers with an immediate 5 percent reduction and stabilizes rates for the next ten years, Eastern's shareholders are assuming all of the risk associated with achieving the estimated level of O&M savings.

Q. HOW DOES THE RATE PLAN ALLOCATE THE BENEFITS OF THE MERGER BETWEEN ESSEX'S CUSTOMERS AND EASTERN'S SHAREHOLDERS?

A. The benefits to Essex's customers will total approximately $57 million over ten years. This is composed of the CGAC and LDAC reductions of approximately $24 million and the $33 million benefit associated with the ten-year freeze in base rates. Moreover, we believe that additional gas cost savings may be achievable as a result of renegotiation of existing contracts, which is possible because of the enhanced purchasing power that will exist as a result of the merger. Near-term, identified savings from O&M synergies, estimated to be approximately $4.9 million annually, will be used to offset the cost of the merger incurred by Eastern. As discussed above, we believe that O&M cost savings will be more difficult to achieve. By relying upon O&M cost savings for reimbursement of the costs incurred to effect the merger, and instituting a freeze on base-rates, Eastern's shareholders are assuming both the risk of achieving these savings and the risk of cost increases as a result of inflation.

Q. WHAT ARE THE COSTS ASSOCIATED WITH ACHIEVING THE MERGER BENEFITS FOR ESSEX CUSTOMERS?

A. The costs incurred to achieve the acquisition fall into the following three categories: (1) merger integration costs incurred to achieve the synergies that will

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                                  March 25, 1998
                                                                         Page 12


     ultimately reduce the costs of Essex's operations; (2) transaction costs related to the completion of the merger; and (3) the acquisition premium, which will be reflected in the earnings dilution experienced by Eastern's shareholders as a result of the exchange of Eastern's common stock for the common stock of Essex.

Q.   PLEASE DESCRIBE EACH OF THESE COST CATEGORIES IN MORE DETAIL.

A. The first category of costs are those necessary to ensure the successful and timely integration of Essex's and Boston Gas' operations. These costs include early retirement and severance costs incurred to reduce redundant positions, retraining costs, system and facility consolidation costs required for efficient operations, customer and employee communication costs necessary to inform both groups of the effects of the merger. An itemization of these costs is set forth in Exhibit JFB-5.

     The second category of costs relating to the transaction involves expenses incurred in completing the merger. These non-tax-deductible costs involve investment banking fees, legal and regulatory expenses, accounting fees, filing fees and miscellaneous expenses. An itemization of these cost estimates is set forth in Exhibit JFB-6. The sum of the first two categories is approximately $15 million.

     The third category is the acquisition premium required to complete the acquisition and realize the synergies. Because the acquisition will be effected through the issuance and exchange of Eastern common stock with the common stock of

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                                  March 25, 1998
                                                                         Page 13


     Essex, the acquisition premium will be reflected in the earnings dilution experienced by Eastern's shareholders as a result of the exchange. A discussion of this cost and the extent to which earnings dilution is expected to occur is addressed by Mr. Murphy in his testimony. As described in Mr. Murphy's testimony, earnings dilution for Eastern shareholders is estimated to be $46 million. The sum of the three cost categories results in a total acquisition cost of $61 million.

Q. MR. MURPHY DESCRIBES THE ACQUISITION PREMIUM RESULTING FROM THIS POOLING OF INTERESTS TRANSACTION ACQUISITION TO BE $46 MILLION. HAVE YOU ANALYZED THE ACQUISITION PREMIUM AS IF THE TRANSACTION WERE ACCOUNTED FOR AS A PURCHASE TRANSACTION?

A. Yes. Referring to Exhibit JFB-7, I have computed the acquisition premium assuming that Eastern purchased all outstanding and issuable (as of December 1, 1997) shares of Essex at $47.50 per share. The resulting acquisition premium of $26.49 per share represents the difference between the price paid and the book value per share. A total premium of $47.1 million is computed by multiplying $26.49 times the 1.778 million shares of Essex. Exhibit JFB-8 computes a revenue requirement of $81 million that would be necessary under purchase accounting to allow shareholders to earn on and recover their investment based on an up-front premium of $47.1 million paid in a purchase transaction.

Q.   HOW DOES EASTERN PROPOSE TO RECOUP THESE ACQUISITION-RELATED COSTS?

A. The total savings that must be realized by Eastern shareholders so that they may recover the costs associated with the transaction is approximately $61 million.

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                                  March 25, 1998
                                                                         Page 14


     The Rate Plan, as described above, implicitly provides an opportunity for Eastern's shareholders to recover those costs, although Eastern is bearing all risks of capturing O&M synergies and, at the same time, absorbing the impact of inflationary cost increases over the period of the Rate Plan. Thus, approval of the Rate Plan will implicitly recognize the opportunity to recover the acquisition costs over a ten-year period.


Q. WHAT RATIONALE DO YOU HAVE FOR SEEKING REGULATORY RECOGNITION OF THE ACQUISITION COSTS?

A. Eastern and Essex strongly believe that there are substantial synergies and cost savings resulting from the merger and, in fact, that assumption serves as the primary motivating factor for the shareholder investment in this proposal. At the same time, as discussed above and in the testimony of Messrs. Flaherty and Murphy, there are real costs associated with accomplishing this transaction. Thus, in order to effect the transaction and to attain the resultant benefits for customers, Eastern's shareholders must make a substantial investment and recover their investment. In the absence of a regulatory policy that recognizes, in some equitable manner, that such costs are a necessary component of a transaction that will ultimately result in substantial cost savings for customers, shareholders will not put their capital at risk to accomplish a transaction. Mergers such as the one proposed here will provide customers with the permanent benefit of harnessed synergies and increased efficiencies. However, these customer benefits can be achieved only if the Department recognizes that there is a direct linkage between

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                                  March 25, 1998
                                                                         Page 15


     these benefits and the investment necessary to bring them about and provides a reasonable opportunity for shareholders to recover the costs of the acquisition. We believe the Rate Plan as proposed in this filing appropriately achieves this balance.


III. THE MERGER'S CONSISTENCY WITH THE PUBLIC INTEREST

Q. WHAT FACTORS DOES THE DEPARTMENT CONSIDER IN DETERMINING WHETHER THE MERGER IS CONSISTENT WITH THE PUBLIC INTEREST?

A. In Mergers and Acquisitions, D.P.U. 93-167-A (1994), the Department stated that it will generally consider the following factors in order to assess whether a merger is consistent with the public interest:

          (1)  Impact on rates;

          (2)  Impact on quality of service;

          (3)  Savings resulting from the merger;

          (4)  Impact on competition;

          (5)  Financial integrity of post-merger entity;

          (6) Fairness of the distribution of benefits resulting from the merger between stockholders and customers;

          (7)  Societal costs and benefits of the merger;

          (8)  Impact on economic development; and

          (9)  Alternatives to the merger.

     Each of these factors is assessed below.

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                                  March 25, 1998
                                                                         Page 16


Q.   WHAT IMPACT WILL THE MERGER HAVE ON THE RATES OF ESSEX?

A. As described above, the Rate Plan provides that Essex's customers would receive an immediate 5 percent reduction in their total burner-tip price upon the consummation of the acquisition and would not be subject to base rate increases for ten years. Because the acquisition is necessary to achieve the economies of scale and other efficiencies that will produce the cost savings, and because a significant portion of such cost savings will be passed on to customers in the form of reduced prices, the merger is consistent with the public interest under G.L. c. 164, ss. 96.

Q. WHAT IMPACT WILL THE ACQUISITION HAVE ON THE QUALITY OF SERVICE TO CURRENT ESSEX CUSTOMERS?

A. Because the service territories of Boston Gas and Essex are contiguous, the operations of Essex can be operated more efficiently when coordinated with Boston Gas' overall operations. Eastern and Boston Gas are committed to maintaining the high level of service quality and reliability provided by Essex. Moreover, Boston Gas will be able to rely on its information systems resources and customer service experience to enhance the quality of service to Essex's customers.

Q.   IN GENERAL, WHAT WOULD BE THE NET SAVINGS RESULTING FROM THE PROPOSED
     MERGER?

A. As described above, the Eastern acquisition of Essex has the potential to yield substantial cost reductions associated with: (1) gas supply and dispatching

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                                  March 25, 1998
                                                                         Page 17


     operations; (2) distribution system operation (i.e., reductions in total facilities, vehicles, and testing and repair functions); (3) customer service and accounting functions, including billing and credit and collection; and (4) other general, corporate and administrative functions. The savings associated with O&M activities are estimated to be approximately $4.9 million annually. The savings associated with gas supply operations are expected to be at least $22 million over the next ten years, based on the savings identified in Mr. Luthern's testimony.

Q. WHAT IMPACT WILL THE PROPOSED MERGER HAVE ON COMPETITION WITHIN THE GAS INDUSTRY?

A. The acquisition of Essex will facilitate greater competition in the gas industry. Both Boston Gas and Essex are participating in the Massachusetts Gas Unbundling Collaborative, and are operating under the assumption that natural gas distribution companies will be undergoing further unbundling in the not-too-distant future. By combining the resource portfolios of the two companies, Boston Gas will be in a better position to minimize transition costs and to streamline and standardize systems for third-party gas marketers in the Essex service area. Boston Gas anticipates using its broker management system to facilitate communications with marketers in the Essex service territory. The proposed merger will allow for the combination of two regulated utilities whose rates and services would continue to be subject to the Department's regulatory authority. Accordingly, the Department's continued regulation of the distribution

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                                  March 25, 1998
                                                                         Page 18


     function of both companies negates any opportunity to exploit market power as a result of the merger.

Q. HOW WILL THE FINANCIAL INTEGRITY OF ESSEX COMPARE TO THAT OF THE PRE-MERGER ESSEX?

A. As mentioned in the testimony of Mr. Hastings, Essex is a relatively small company with limited access to financial resources. Post-merger, Essex will be a subsidiary of Eastern and will have access to the broader financial resources of Eastern. It is anticipated that Essex's cost of debt and financing of gas inventory costs will be reduced upon combining its requirements with those of Boston Gas. Currently, Essex's external working capital needs and gas inventory financing requirements are accomplished through lines of credit with various banking institutions versus the less costly commercial paper programs that Boston Gas has in place. Any savings realized by utilizing Boston Gas' commercial paper programs would be flowed back to customers through the CGAC and thus provide Essex customers additional savings over those estimated in my testimony.

Q. HOW WILL THE BENEFITS OF THE MERGER BE DISTRIBUTED BETWEEN EASTERN SHAREHOLDERS AND ESSEX CUSTOMERS?

A. Essex customers will receive an immediate 5 percent reduction in their overall burner-tip gas price. In addition, Essex's base rates will be frozen at current levels for a period of ten years, subject only to exogenous changes. Thus, Essex's rates will be both lower and more stable as a result of the merger. It is noteworthy that, absent the merger, Essex was planning to request a rate increase within the

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                                  March 25, 1998
                                                                         Page 19


     next two years. Instead, customers will receive an immediate 5 percent rate reduction and no base rate increases for ten years. At the same time, the Rate Plan would provide Eastern's shareholders with the opportunity to capture a portion of the merger-related synergies and to be reimbursed for the acquisition costs incurred to bring real and immediate benefits to Essex customers.


Q.   WHAT ARE THE SOCIETAL COSTS AND BENEFITS PRODUCED BY THE MERGER?

A. On balance, the overall result of the merger will be a more efficient use of combined resources and lower gas prices to consumers, which may provide the impetus for greater economic efficiency in Essex's service territory. Societal costs resulting from the elimination of redundant positions are expected to be minimal in this case because of Eastern's commitment to maintain a presence in the community and to undertake all reasonable efforts to provide any employees who may be displaced with access to employee placement programs.

     According to the Merger Agreement, any employees who are terminated or whose positions are eliminated will be entitled to participate in job opportunity and employee placement programs. We also intend to present opportunities for employment at Boston Gas and Eastern to Essex employees whose positions have been eliminated.

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                                  March 25, 1998
                                                                         Page 20


Q. WHAT IMPACT WILL THE MERGER HAVE ON ECONOMIC DEVELOPMENT IN ESSEX'S SERVICE TERRITORY?

A. As stated earlier, upon consummation of the merger, delivered gas prices for all Essex customers will be reduced by 5 percent and base rates will be frozen for a period of ten years. Since Essex was planning to seek a base rate increase within the next two years, the merger will result in considerably lower, and more stable, prices both in the near and long term. The savings in gas bills for all customers will be of significant benefit to the local economy, and therefore, should have a positive effect on economic development within Essex's service territory. Given the Commonwealth's location at the end of the interstate pipeline network, utility consolidation may be the only significant means of reducing energy costs and making Massachusetts industry more competitive.


Q. ARE THERE ANY OTHER REASONABLE AND COST-EFFECTIVE WAYS FOR ESSEX TO ACHIEVE THE MERGER BENEFITS PREVIOUSLY DISCUSSED WITHOUT BEING ACQUIRED BY EASTERN?

A. Smaller companies generally do not have the ability to capture the economies of scale and/or scope that are derived from more expansive operations. Essex's relatively small size prevents it from attaining economies of scale and from realizing the attendant savings that result from such economies. Potential elimination of redundant facilities, personnel and resources, together with a gas supply plan coordinated with the operations of Boston Gas will permit Essex to obtain the advantages of such economies for its customers.

                                                  Testimony of Joseph F. Bodanza
                                                                   Exhibit JFB-1
                                                                  March 25, 1998
                                                                         Page 21


Q. BASED ON YOUR KNOWLEDGE OF THESE COMPANIES AND THE AREA THEY SERVE, IS THE PROPOSED MERGER CONSISTENT WITH THE PUBLIC INTEREST?

A. Yes, for all of the reasons stated above, and in consideration of the expected benefits described in the testimony of Mr. Luthern, the merger is consistent with the public interest, as required by G.L. c. 164, ss. 96.

Q.   DOES THIS CONCLUDE YOUR TESTIMONY?

A.   Yes, it does.

                                                                   Exhibit JFB-2
                                                                 D.T.E. 98-_____



                              BENEFITS TO CUSTOMERS

                                    $ Million



PERIOD                          5% PRICE
BEGINNING         END           REDUCTION   RATE FREEZE      TOTAL
---------         ---           ---------   -----------      -----

11/98              10/99          2.35         - - -         2.35
11/99              10/00          2.35          1.4          3.75
11/00              10/01          2.35          1.8          4.15
11/01              10/02          2.35          1.8          4.15
11/02              10/03          2.35          3.4          5.75
11/03              10/04          2.35          3.8          6.15
11/04              10/05          2.35          3.8          6.15
11/05              10/06          2.35          5.4          7.75
11/06              10/08          2.35          5.8          8.15
11/07              10/08          2.35          5.8          8.15
                                 -----         ----         -----
                                 23.50         33.0         56.50

                                                                   Exhibit JFB-3
                                                                 D.T.E. 98-_____


                               RATE FREEZE BENEFIT

                                     ($000)


                                   RATE CASES
                                   ----------
BEGINNING           END          1             2          3     TOTAL OF 1/2/3
---------           ---          -             -          -      -----------


11/98               10/99        - - -        - - -       - - -
11/99               10/00        1,440        - - -       - - -
11/00               10/01        1,800        - - -       - - -
11/01               10/02        1,800        - - -       - - -
11/02               10/03        1,800        1,600       - - -
11/03               10/04        1,800        2,000       - - -
11/04               10/05        1,800        2,000       - - -
11/05               10/06        1,800        2,000       1,600
11/06               10/07        1,800        2,000       2,000
11/07               10/08        1,800        2,000       2,000       ______
                                 ------       -----       ------
                                15,840       11,600       5,600       33,040


                                                                   Exhibit JFB-4
                                                                  D.T.E. 98-____


                        SUMMARY OF ESTIMATED O&M SAVINGS
                              RESULTING FROM MERGER


                                                  ESTIMATE OF
         CATEGORY                                 ANNUAL SAVINGS ($000)
         --------                                 ---------------------

     Wage and Salary Savings

     31 Management Positions                                   $1,801

     19 Union Positions                                        $  678



     TOTAL WAGE AND SALARY SAVINGS                             $2,479
                                                               ------

     NON-WAGE/SALARY SUMMARY

     Employee benefits                                         $  969

     Outside services                                          $  460

     Director's Fees, Interest & Annual Report                 $  286

     Insurance                                                 $  150

     Regulatory Expense Rate Case                              $   50

     Membership dues                                           $   40

     Debt Commitment Fees                                      $   54

     Shareholder Services                                      $   43

     Office Supplies and Expenses                              $  305

     Other Administrative Expenses                             $   51

     TOTAL NON-WAGE/SALARY SAVINGS                             $2,408
                                                               ------

     TOTAL ESTIMATED O&M SAVINGS                               $4,887
                                                               ======


                                                                   Exhibit JFB-5
                                                                 D.T.E. 98-_____


                                SUMMARY OF COSTS
                         NECESSARY TO ACHIEVE SYNERGIES


                                                       ($000)
                                                       ------

    Separation Costs, Early Retirement,
    Severance and Retraining Programs                   4,445

    Directors' Retirement Fees                            500

    Systems Consolidation                                 600

    Communication Expense                                 100

    Telecommunications                                    375

    Directors Deferred Compensation Fees                1,472
    ---------------------------------------------------------

    TOTAL                                              $7,492






Note:    These costs are tax deductible.

                                                                   Exhibit JFB-6
                                                                 D.T.E. 98-_____



                    SUMMARY OF TRANSACTION COSTS TO COMPLETE THE
                                     MERGER


                                        ($000)
                                        ------

      Investment Banking Fees           2,700

      Legal and Regulatory              1,485

      Accounting Fees                     200

      Filing Fees                          82

      Other                               155
                                         ----

      Subtotal                          4,622

      Gross-up factor for taxes (1)    1.6454

      TOTAL                            $7,605







(1)  The transaction costs to complete the merger are not tax deductible.

                                                                   Exhibit JFB-7
                                                                  D.T.E. 98-____



                          SUMMARY OF ACQUISITION COSTS

         Offering Price/Share                              $47.50

         Book Value/Share as of 8/31/97                    $21.01

         Premium/Share                                     $26.49

         Shares Outstanding and Issuable as of 12/1/97     1,778,058

         Premium                                           $47.1 million


                                                                 Exhibit JFB - 8
                                                                  D.T.E. 98-____

                                               Amortization
                              10 Yrs.     Year 2      Year 3         Year 4      Year 5
                              -------     ------      ------         ------      ------

              47,100,000    4,710,000    4,710,000    4,710,000    4,710,000    4,710,000



Rate Base                  47,100,000   42,390,000   37,680,000   32,970,000   28,260,000
Cost of Capital                  9.38%        9.38%        9.38%        9.38%        9.38%
                                 ----         ----         ----         ----         ----

Return on Rate Base         4,417,980    3,976,182    3,534,384    3,092,586    2,650,788

Loss: Interest
Cost of Debt                     3.75%        3.75%        3.75%        3.75%        3.75%
                                 ----         ----         ----         ----         ----
Interest                    1,766,250    1,589,625    1,413,000    1,236,375    1,059,750

Net Income                  2,651,730    2,386,557    2,121,384    1,856,211    1,591,038

Factor for Taxable Income      1.6454       1.6454       1.6454       1.6454       1.6454

Taxable Income              4,363,157    3,926,841    3,490,525    3,054,210    2,617,894

Mass Franchise Tax            283,605      255,245      226,884      198,524      170,163

Federal Taxable Income      4,079,551    3,671,596    3,263,641    2,855,686    2,447,731

Federal Income Tax          1,427,843    1,285,059    1,142,274      999,490      856,706

Total Income Taxes          1,711,448    1,540,303    1,369,159    1,198,014    1,026,869



                                               Amortization
                              Year 6       Year 7      Year 8       Year 9       Year 10
                              ------       ------      ------       ------       -------

                            4,710,000    4,710,000    4,710,000    4,710,000    4,710,000


Rate Base                  23,550,000   18,840,000   14,130,000    9,420,000    4,710,000
Cost of Capital                  9.38%        9.38%        9.38%        9.38%        9.38%
                                 ----         ----         ----         ----         ----

Return on Rate Base         2,208,990    1,767,192    1,325,394      883,596      441,793

Loss: Interest
Cost of Debt                     3.75%        3.75%        3.75%        3.75%        3.75%
                                 ----         ----         ----         ----         ----
Interest                      883,125      706,500      529,875      353,250      176,625

Net Income                  1,325,865    1,060,692      795,519      530,346      265,173

Factor for Taxable Income      1.6454       1.6454       1.6454       1.6454       1.6454

Taxable Income              2,181,578    1,745,263    1,308,947      872,631      436,316

Mass Franchise Tax            141,803      113,442       85,082       56,721       28,361

Federal Taxable Income      2,039,776    1,631,821    1,223,865      815,910      407,955

Federal Income Tax            713,921      571,137      428,353      285,569      142,784

Total Income Taxes            855,724      684,579      513,434      342,290      171,145




                                    Year 1    Year 2      Year 3      Year 4      Year 5
                                    ------    ------      ------      ------      ------

Amortization                     4,710,000   4,710,000   4,710,000   4,710,000   4,710,000
Return on Rate Base              4,417,960   3,976,182   3,534,384   3,092,586   2,650,788
Income Taxes                     1,711,448   1,540,303   1,369,159   1,198,014   1,026,869
                                 ---------   ---------   ---------   ---------   ---------

Revenue Requirement             10,839,428  10,226,485   9,613,543   9,000,600   8,387,657




                                  Year 6      Year 7      Year 8      Year 9     Year 10       Total
                                  ------      ------      ------      ------     -------       -----

Amortization                     4,710,000   4,710,000   4,710,000   4,710,000   4,710,000  47,100,000
Return on Rate Base              2,208,990   1,767,192   1,325,394     883,596     441,798  24,298,890
Income Taxes                       855,724     684,579     513,434     342,290     171,145   9,412,965
                                   -------     -------     -------     -------     -------   ---------

Revenue Requirement              7,774,714   7,161,771   6,548,828   5,935,886   5,322,943  80,811,855


                  EASTERN ENTERPRISES/ESSEX COUNTY GAS COMPANY

                         Testimony of William R. Luthern

                                 D.T.E. 98-____




I.   INTRODUCTION

Q.   PLEASE STATE YOUR NAME AND BUSINESS ADDRESS.

A. My name is William R. Luthern. My business address is One Beacon Street, Boston, Massachusetts 02108.

Q.   BY WHOM ARE YOU EMPLOYED AND IN WHAT CAPACITY?

A. I am Vice President of Gas Resources for Boston Gas Company ("Boston Gas" or the "Company").

Q.   PLEASE DESCRIBE YOUR CURRENT RESPONSIBILITIES.

A. In my current position, I am responsible for the planning, acquisition and marketing of the Company's gas supply resources. In addition, I am responsible for all federal regulatory matters.

Q.   HAVE YOU PREVIOUSLY TESTIFIED IN PROCEEDINGS BEFORE THE DEPARTMENT?

A. Yes, I have testified in a number of proceedings before the Department, the Federal Energy Regulatory Commission (the "FERC"), and the Canadian National Energy Board.

Q.   WHAT IS THE PURPOSE OF YOUR TESTIMONY?

A. The purpose of my testimony is to describe the benefit of the potential gas supply planning and acquisition synergies resulting from the acquisition of Essex County Gas Company ("Essex") by Eastern Enterprises ("Eastern"), the parent company

                                                 Testimony of William R. Luthern
                                                                   Exhibit WRL-1
                                                                  March 25, 1998
                                                                          Page 2


     of Boston Gas, and to explain how these efficiencies will be attained so as to reduce future gas supply costs to Essex customers, while fairly compensating Boston Gas customers for the value associated with the assets used to serve Essex customers.

II. EFFECT OF MERGER ON GAS SUPPLY PLANNING AND THE POTENTIAL FOR REDUCED GAS COSTS

Q. WILL THE PROPOSED ACQUISITION CREATE THE OPPORTUNITY FOR SYNERGIES ASSOCIATED WITH GAS SUPPLY PLANNING AND PURCHASING FOR ESSEX'S CUSTOMERS?

A. Yes, the acquisition will facilitate the development of a more efficient gas supply plan for Essex. Re-optimization of Essex's portfolio will be possible as a result of the coordination of Boston Gas' and Essex's gas supply planning and acquisition efforts. Such coordination will create the opportunity to more efficiently use the resources of both companies and allow Essex's customers to benefit from the economies of scale gained through the aggregation of supply resources. The opportunity to capture such synergies will be enhanced because the service territories of Essex and Boston Gas are geographically contiguous, and connected through the Tennessee Gas Pipeline Company ("Tennessee").

Q. PLEASE PROVIDE A BRIEF DESCRIPTION OF ESSEX COUNTY GAS COMPANY'S CURRENT SUPPLY PORTFOLIO.

A. As illustrated in Exhibit WRL-2, Essex currently has a long-haul transportation contract with Tennessee for 15,728 Mcf per day. Essex has gas supply commodity contracts with Aquila Energy, Enron Capital & Trade Resources Corp., El Paso Energy Marketing, Coral Energy and Natural Gas Clearinghouse

                                                 Testimony of William R. Luthern
                                                                   Exhibit WRL-1
                                                                  March 25, 1998
                                                                          Page 3


     for delivery of firm gas supplies totaling 15,728 MMBtu per day, which are transported to Essex's citygates on the Tennessee pipeline. Essex has bundled supply contracts with Boundary Gas, Inc. and Alberta Northeast, Limited for baseload gas supplies delivered from the Canadian border under domestic transportation arrangements with Tennessee and the Iroquois Gas Transmission system, totaling approximately 3,621 MMBtu per day. Essex has several contracts for upstream underground storage and transportation, including a total of 1.162 Bcf of storage capacity and 9,241 MMBtu of peak day deliverability. Essex also maintains LNG and propane facilities in Haverhill with storage capacity of 0.440 Bcf and 0.042 Bcf, respectively, with output rates of 34,400 MMBtu per day and 8,400 MMBtu per day, respectively. In addition, Essex has a contract with Distrigas of Massachusetts Corporation for the purchase of LNG in liquid or vapor form ranging from 0.604 to 0.906 Bcf annually.


Q. ARE YOU FAMILIAR WITH THE MANNER IN WHICH ESSEX'S UPSTREAM PIPELINE AND STORAGE VOLUMES ARE DELIVERED TO THE ESSEX CITYGATE?

A. Yes. Boston Gas subscribes to the identical services on Tennessee as Essex, and as such transports its long-haul domestic supplies, short-haul storage supplies and its Canadian supplies under the exact same tariffs.


Q. PLEASE PROVIDE A BRIEF DESCRIPTION OF BOSTON GAS COMPANY'S CURRENT SUPPLY PORTFOLIO.

A. Boston Gas has capacity entitlements on multiple upstream pipelines that provide direct access to domestic and Canadian supply resources. Of these upstream

                                                 Testimony of William R. Luthern
                                                                   Exhibit WRL-1
                                                                  March 25, 1998
                                                                          Page 4

     pipelines, two pipeline companies, Algonquin Gas Transmission Company ("Algonquin") and Tennessee provide direct service to Boston Gas' citygates.

     The interstate pipeline capacity available to meet system requirements and to fill underground storage can be logically separated into two components. First, Boston Gas holds long-haul capacity to transport supply from the producing regions of the lower 48 states. Aggregated at Boston, this capacity allows for transportation of approximately 242,000 MMBtu per day. Boston Gas also holds short-haul capacity that is used to transport approximately 167,000 MMBtu per day, from upstream underground storage fields to the citygates of Boston Gas. Also, a component of Boston Gas' pipeline supply originates in Canada, supplying 54,000 MMBtu per day to its citygate.

     In addition, the Company has contracted with pipeline companies and others for the storage of natural gas in underground storage fields located in Pennsylvania, New York, Maryland and West Virginia. These contracts provide for storage capacity of 17.3 Bcf and peak day deliverability of 195,000 Bcf per day.

     The Company also utilizes upon supplemental facilities, i.e., local production plants, to store and vaporize liquefied natural gas ("LNG") and liquid propane supplies. The Company has LNG storage capacity of 3.14 Bcf and can deliver maximum daily quantities of 291,400 MMBtu per day from these facilities. The

                                                 Testimony of William R. Luthern
                                                                   Exhibit WRL-1
                                                                  March 25, 1998
                                                                          Page 5


     Company also has propane storage capacity of 1.584 Bcf and can deliver up to 70,000 MMBtu per day from those facilities.


Q. ON WHAT BASIS DID YOU DETERMINE THAT IT WAS POSSIBLE TO CAPTURE GAS SUPPLY SYNERGIES FOR THE TWO SYSTEMS?

A. I have reviewed the gas supply portfolio of Essex to determine the maximum daily quantity, annual delivery limitations, and termination dates of each contract. I also reviewed Essex's gas sendout requirements and each of its contracts to determine which contracts, if any, could be reduced or displaced as a result of the ability to coordinate Essex's gas supply portfolio with that of Boston Gas.


Q. HAVE YOU BEEN ABLE TO IDENTIFY AND QUANTIFY POTENTIAL GAS COST SAVINGS AS A RESULT OF THAT ANALYSIS?

A. Yes. Based on my review of Essex's resource portfolio and gas requirements, Essex could release its Tennessee long-haul capacity contract of 15,728 Mcf per day and obtain 70 percent of the current maximum tariff rate, or $2.2 million, in the capacity-release market each year until the contract expires on November 1, 2000. Upon expiration of the term of the Tennessee contract, Essex customers would experience gas cost savings thereafter of $3.1 million annually. In addition, I estimate that Essex could attain approximately $300,000 in commodity cost savings annually as a result of renegotiating Essex's domestic supply and combining Essex's supply purchases with those of Boston Gas, which would create increased purchasing power.

                                                 Testimony of William R. Luthern
                                                                   Exhibit WRL-1
                                                                  March 25, 1998
                                                                          Page 6


Q. HAVE YOU BEEN ABLE TO IDENTIFY ANY OTHER POSSIBLE COST SAVINGS THAT COULD BE ATTAINED AS A RESULT OF THE COORDINATION OF THE RESOURCE PORTFOLIOS?

A. We have not identified any contracts, other than the Tennessee long-haul contract, that could be reduced or eliminated without jeopardizing the ability to meet Essex's system requirements. We believe that additional cost savings may be achievable; however, at this point, such cost reductions are difficult to estimate because the attainment of those additional savings is dependent upon the ability of Essex and Boston Gas to renegotiate existing capacity commitments.


Q. WHAT ARE THE TOTAL GAS SUPPLY SAVINGS THAT YOU ESTIMATE WOULD BE ATTAINABLE AND HOW DOES THAT COMPARE TO ESSEX'S TOTAL GAS COSTS?

A. As set forth above, I estimate that gas cost savings of $2.5 million annually will be achieved and that those savings will increase to $3.4 million in 2001 and continue at that level thereafter. This total reflects cost savings of $2.2 million annually until the Tennessee contract expires as a result of the release of Tennessee pipeline capacity and $300,000 annually in commodity cost savings. In 2001 and beyond, total gas cost savings are estimated to increase to $3.4 million as a result of eliminating the cost of the Tennessee contract combined with the reduction in commodity costs.

     Essex's fixed capacity costs total approximately $8.1 million. Thus, the $2.2 million in estimated savings resulting from the release of the Tennessee pipeline capacity represents approximately 27 percent of Essex's fixed capacity costs, and

                                                 Testimony of William R. Luthern
                                                                   Exhibit WRL-1
                                                                  March 25, 1998
                                                                          Page 7


     such cost savings will increase to approximately 38 percent at the expiration date of the Tennessee contract.


Q. WILL THE USE OF BOSTON GAS GAS SUPPLY RESOURCES TO ATTAIN EFFICIENCIES IN THE ESSEX PORTFOLIO AFFECT THE ABILITY OF BOSTON GAS CUSTOMERS TO BENEFIT FROM CAPACITY-RELEASE OPPORTUNITIES?

A. Yes. The opportunity for the realization of synergies and associated cost savings as a result of the merger rests in the ability of Essex and Boston Gas to coordinate their gas supply planning and purchasing operations, especially since the service territories are contiguous. This coordinated planning will significantly increase the ability of Essex and Boston Gas to utilize their resources in an efficient manner and at a higher load factor. As a result, some capacity-release opportunities on the Boston Gas system will be foregone.

     To determine the impact of this arrangement on Boston Gas customers, we have analyzed the use of Boston Gas resources to meet system requirements, with and without Essex's operations. Specifically, we performed a dispatch analysis using Boston Gas resources to meet Boston Gas system requirements, in isolation, and a dispatch analysis of Essex resources to meet Essex system requirements. This analysis allowed us to determine the incremental levels of Boston Gas resources that would be utilized to substitute for Essex's Tennessee long-haul contract. As a result, we were able to determine that certain resources of Boston Gas would be used to serve Essex customers that would otherwise be released into the marketplace.

                                                 Testimony of William R. Luthern
                                                                   Exhibit WRL-1
                                                                  March 25, 1998
                                                                          Page 8


Q. HAVE YOU BEEN ABLE TO QUANTIFY THE VALUE OF THESE FOREGONE CAPACITY-RELEASE OPPORTUNITIES?

A. In order to quantify the value of any foregone capacity-release opportunities, we used the dispatch analysis to identify the particular resources of the Boston Gas portfolio that would be used to serve Essex customers. We then calculated the value of the incremental capacity using market values from the 1997/98 heating season for capacity releases associated with the resources identified in the dispatch analysis. This analysis is attached as Exhibit WRL-3. As demonstrated in Exhibit WRL-3, the total value of foregone capacity-release opportunities for the normal split year 1998/99 is estimated to be $1.04 million.


Q. HOW DO YOU PROPOSE TO PROVIDE ESSEX'S CUSTOMERS WITH GAS COST SAVINGS AND TO COMPENSATE BOSTON GAS CUSTOMERS FOR FOREGONE CAPACITY-RELEASE OPPORTUNITIES?

A. As set forth in the Rate Plan proposed by Mr. Bodanza, gas cost savings will be passed on to customers through the normal operation of Essex's Cost of Gas Adjustment Clause ("CGAC"). Although reductions in fixed capacity costs and commodity costs are estimated to be $2.5 million annually over the first two years of the Rate Plan, these savings are achieved only by virtue of the coordinated gas supply activities of Boston Gas and Essex. Thus, in order to ensure that Boston Gas customers are held harmless and do not subsidize Essex customers, the Essex CGAC must reflect both the reduction in the gas supply costs of Essex portfolio ($2.5 million) and the Boston Gas opportunity revenues that were foregone to serve Essex customers ($1.04 million). Therefore, for the first year of the Rate

                                                 Testimony of William R. Luthern
                                                                   Exhibit WRL-1
                                                                  March 25, 1998
                                                                          Page 9

     Plan, we propose to pass net gas cost savings of $1.46 million to Essex customers through the Essex CGAC and to credit the Boston Gas CGAC for $1.04 million to reflect projected foregone opportunity revenues.


Q. HOW HAVE YOU DETERMINED THE VALUE OF THE FOREGONE REVENUE AND HOW WILL THAT REVENUE BE ACCOUNTED FOR AFTER THE FIRST YEAR OF THE RATE PLAN?

A. In pursuing capacity-release opportunities for Boston Gas customers, we normally run a dispatch analysis each year prior to the start of the heating season and make projections as to the availability of capacity for release in each month during the upcoming year. Generally, Boston Gas will make such capacity available for release by November 1 for the entire season. In our experience, this approach avoids the need for daily trades during the heating season (which would impose a significant administrative burden upon the Company), and maximizes the volume and value of the capacity being placed on the secondary market.

     Consistent with that approach, we have developed the analysis set forth in Exhibit WRL-3 to estimate the amount of the foregone revenues that would occur as a result of the merger. Going forward, we would propose to prepare such an analysis at the start of each heating season, with the objective of estimating the revenues that would have been available for Boston Gas customers had the capacity been released rather than utilized to meet the system requirements of Essex. In establishing the dollar value of the foregone revenues, we propose to use the most recent available data each year to estimate the value that capacity

                                                 Testimony of William R. Luthern
                                                                   Exhibit WRL-1
                                                                  March 25, 1998
                                                                         Page 10


     would receive on the secondary release market. Once we have determined the value of the foregone revenues, we will lock-in that transfer by charging the Essex CGAC and crediting the Boston Gas CGAC for that amount. In this way, we project Essex customers will receive net benefits in the form of reduced gas costs in the first two years after the merger, totaling approximately $1.5 million annually, while Boston Gas customers will be compensated for the use of that portion of the Boston Gas system necessary to serve Essex customers, i.e., by $1.04 million the first year. Following the expiration date of Essex's Tennessee long-haul capacity contract on November 1, 2000, we project the net gas cost savings to Essex customers will increase from approximately $1.5 to approximately $2.4 million annually.


Q.   DOES THIS COMPLETE YOUR TESTIMONY?

A.   Yes, it does.

                                                                   Exhibit WRL-2
                                                                  D.T.E. 98-____


                   CURRENT ESSEX COUNTY GAS COMPANY PORTFOLIO


      Contract                   Quantity            Termination Date
      --------                   --------            ----------------

1.    Tennessee Long Haul         15,728 mcf/d        November 1, 2000

2.    Iroquois Pipeline            2,000 mcf/d        May 30, 2011

3.    Tennessee                    2,000 mcf/d        May 30, 2011

4.    Tennessee                     645 mcf/d         January 14, 2003

5.    Tennessee                     976 mcf/d         January 14, 2003

6.    Tennessee                    5,172 mcf/d        November 1, 2000

7.    Tennessee                    4,069 mcf/d        May 31, 2000

8.    Tennessee Storage             0.781 Bcf         November 1, 2000

9.    Tennessee Storage             0.381 Bcf         April 1, 2000

10.   Distrigas               0.604 Bcf - 0.906 Bcf   October 31, 2006

11.   ANE Supply                   2,000 mcf/d        November 30, 2005

12.   Boundary Supply              1,610 mcf/d        January 15, 2003

13.   Maritimes & Northeast        2,000 mcf/d        November 1, 2009

14.   Supply domestic             15,728 mcf/d        October 31, 1999 -
(Aquila, NGC, ECT, EPEM, Coral)                       November 1, 2002


                                                                 Exhibit WRL - 3
                                                                   O.T.E 98-____

                     Boston Gas Company Interstate Capacity
                        Serving Essex County Gas Company
                              Normal Year 1998/99


                                                    Nov-98       Dec-98         Jan-99        Feb-99          Mar-99        Apr-99
                                                    ------       ------         ------        ------          ------        ------

TGP Long-Haul

     Quantity (MMBtu/month)                         7,979              0              0              0         19,565         16,728
     Market Value ($/MMBtu)                         $0.60          $0.80          $0.90          $0.80          $0.80          $0.08
------------------------------------------       --------       --------       --------       --------       --------       --------

     Value ($)                                     $4,788             $0             $0             $0        $15,652         $1,338

TGP Short-Haul
     Quantity (MMBtu/month)                        83,256        154,457         91,482         72,915        229,216         27,500
     Market Value ($/MMBtu)                         $0.41          $0.41          $0.41          $0.41          $0.41          $0.01
------------------------------------------       --------       --------       --------       --------       --------       --------

     Value ($)                                    $34,135        $63,327        $37,508        $29,895        $93,979           $275

TETCO/AGT Long-Haul
     Quantity (MMBtu/month)                       275,185         47,184         33,872         47,184         80,326        345,749
     Market Value ($/MMBtu)                         $0.60          $0.80          $0.90          $0.80          $0.80          $0.09
------------------------------------------       --------       --------       --------       --------       --------       --------

     Value ($)                                   $165,111        $37,747        $30,485        $37,747        $64,261        $31,117

TETCO/AGT Short-Haul
     Quantity (MMBtu/month)                        47,184        205,902        172,794        226,452        129,691              0
     Market Value ($/MMBtu)                         $0.41          $0.41          $0.41          $0.41          $0.41          $0.01
                                                 --------       --------       --------       --------       --------       --------

     Value ($)                                    $19,345        $84,420        $70,846        $92,845        $53,173             $0





                                               May-99       Jun-99     Jul-99        Aug-99       Sep-99       Oct-99        Total
                                               ------       ------     ------        ------       ------       ------        -----

TGP Long-Haul
     Quantity (MMBtu/month)                    120,624      216,908      377,710      381,853      263,897      103,397    1,508,660
     Market Value ($/MMBtu)                      $0.04        $0.04        $0.04        $0.04        $0.04        $0.04
                                                         ----------   ----------   ----------   ----------   ----------

     Value ($)                                  $4,825       $8,676      $15,108      $15,274      $10,556       $4,136      $80,353

TGP Short-Haul
     Quantity (MMBtu/month)                          0            0            0            0            0            0      658,827
     Market Value ($/MMBtu)                      $0.01        $0.01        $0.01        $0.01        $0.01        $0.01
                                                         ----------   ----------   ----------   ----------   ----------

     Value ($)                                      $0           $0           $0           $0           $0           $0     $259,119

TETCO/AGT Long-Haul
     Quantity (MMBtu/month)                     99,961       23,495            0            0       10,606      201,191    1,164,753
     Market Value ($/MMBtu)                      $0.04        $0.04        $0.04        $0.04        $0.04        $0.04
                                                         ----------   ----------   ----------   ----------   ----------

     Value ($)                                  $3,998         $940           $0           $0         $424       $8,048     $379,879

TETCO/AGT Short-Haul
     Quantity (MMBtu/month)                          0            0            0            0            0            0      782,022
     Market Value ($/MMBtu)                      $0.01        $0.01        $0.01        $0.01        $0.01        $0.01
                                                         ----------   ----------   ----------   ----------   ----------

     Value ($)                                      $0           $0           $0           $0           $0           $0     $320,629

                                                                                                            Total Value = $1,039,980
